                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

================================================================================











                          AGREEMENT AND PLAN OF MERGER


                                      among


                                GLOBESPAN, INC.,


                            NEEDLES ACQUISITION CORP.


                                       and


                                 T.SQWARE, INC.








                           Dated as of April 20, 2000

================================================================================




                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I.        DEFINITIONS................................................2

      SECTION 1.01.  Defined Terms...........................................2
      SECTION 1.02.  Other Defined Terms.....................................6

ARTICLE II.       THE MERGER.................................................8

      SECTION 2.01.  The Merger..............................................8
      SECTION 2.02.  Effect of the Merger....................................8
      SECTION 2.03.  Consummation of the Merger..............................8
      SECTION 2.04.  Charter, Bylaws, Directors and Officers.................8

ARTICLE III.      CONVERSION OF SECURITIES...................................9

      SECTION 3.01.  Exchange Ratio..........................................9
      SECTION 3.02.  Retention Options......................................10
      SECTION 3.03.  Conversion of Capital Stock of Acquisition Corp........10
      SECTION 3.04.  Dissenting Shares......................................10
      SECTION 3.05.  Surrender and Exchange of Shares.......................11
      SECTION 3.06.  Dissenting Shares After Payment of Fair Value..........13
      SECTION 3.07.  Closing of Stock Transfer Books........................13
      SECTION 3.08.  Ancillary Agreements...................................13
      SECTION 3.09.  No Further Ownership Rights............................13
      SECTION 3.10.  Closing................................................13
      SECTION 3.11.  Change in Structure....................................14
      SECTION 3.12.  Adjustment of Merger Consideration.....................14
      SECTION 3.13.  Company Agent..........................................14

ARTICLE IV. REPRESENTATIONS AND WARRANTIESOF THE COMPANY....................14

      SECTION 4.01.  Organization and Qualification.........................14


                                       ii

                                                                            Page
                                                                            ----
      SECTION 4.02.  Authorization of Agreements; Non-Contravention.........15
      SECTION 4.03.  Capitalization.........................................16
      SECTION 4.04.  Financial Statements, Etc..............................17
      SECTION 4.05.  Absence of Undisclosed Liabilities.....................17
      SECTION 4.06.  Absence of Certain Changes or Events...................18
      SECTION 4.07.  Governmental Approvals.................................20
      SECTION 4.08.  Litigation.............................................20
      SECTION 4.09.  Notice of Infringement.................................20
      SECTION 4.10.  Assets.................................................21
      SECTION 4.11.  Real Property..........................................21
      SECTION 4.12.1  Intellectual Property Schedules.......................22
      SECTION 4.12.2  Intellectual Property Representations and Warranties..24
      SECTION 4.13.  Labor Matters..........................................27
      SECTION 4.14.  Taxes..................................................29
      SECTION 4.15.  Compliance with Law; Permits...........................31
      SECTION 4.16.  Employee Benefit Plans.................................31
      SECTION 4.17.  Environmental, Health and Safety Matters...............34
      SECTION 4.18.  Contracts..............................................35
      SECTION 4.19.  Insurance..............................................38
      SECTION 4.20.  Pending Transactions...................................38
      SECTION 4.21.  Claims Against Officers and Directors..................39
      SECTION 4.22.  Employees..............................................39
      SECTION 4.23.  Customers, Suppliers, Etc..............................39
      SECTION 4.24.  Accounts Receivable....................................39
      SECTION 4.25.  Improper and Other Payments............................39
      SECTION 4.26.  Brokers................................................40
      SECTION 4.27.  Transactions with Affiliates...........................40
      SECTION 4.28.  Year 2000 Compliance...................................40
      SECTION 4.29.  Product Warranty; Product Liability....................41
      SECTION 4.30.  Inventory..............................................41

ARTICLE V.        REPRESENTATIONS AND WARRANTIESOF PARENT...................42

      SECTION 5.01.  Organization and Qualification.........................42
      SECTION 5.02.  Authorization of Agreements; Non-Contravention.........42


                                      iii

                                                                            Page
                                                                            ----
      SECTION 5.03.  Capitalization.........................................43
      SECTION 5.04.  Governmental Approvals.................................43
      SECTION 5.05.  Brokers................................................43

ARTICLE VI. REPRESENTATIONS AND WARRANTIESOF ACQUISITION CORP...............45

      SECTION 6.01.  Organization and Qualification.........................45
      SECTION 6.02.  Authorization of Agreements, Etc.......................45
      SECTION 6.03.  Validity...............................................45
      SECTION 6.04.  Governmental Approvals.................................45
      SECTION 6.05.  Brokers................................................45
      SECTION 6.06.  Interim Operations of Acquisition Corp.................46

ARTICLE VII.      COVENANTS.................................................46

      SECTION 7.01.  Covenants of the Company...............................46
      SECTION 7.02.  Covenants of Parent....................................51
      SECTION 7.03.  Covenants of Parent and the Company....................57
      SECTION 7.04.  Tax Free Reorganization................................59

ARTICLE VIII.     CONDITIONS TO THE MERGER..................................59

      SECTION 8.01.  Conditions to the Obligation of the Company to
                        Effect the Merger...................................59
      SECTION 8.02.  Conditions to the Obligation of Parent and Acquisition
                        Corp. to Effect the Merger..........................60

ARTICLE IX. TERMINATION AND ABANDONMENT.....................................63

      SECTION 9.01.  Termination and Abandonment............................63
      SECTION 9.02.  Effect of Termination..................................64

ARTICLE X.        SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..............64

      SECTION 10.01.  Survival of Representations...........................64


                                       iv

                                                                            Page
                                                                            ----
      SECTION 10.02.  General Indemnity.....................................64
      SECTION 10.03.  Exclusive Remedy; Fraud...............................64

ARTICLE XI. MISCELLANEOUS...................................................65

      SECTION 11.01.  Expenses, Etc.........................................65
      SECTION 11.02.  Execution in Counterparts.............................65
      SECTION 11.03.  Notices...............................................65
      SECTION 11.04.  Waivers...............................................66
      SECTION 11.05.  Amendments, Supplements, Etc..........................66
      SECTION 11.06.  Entire Agreement......................................67
      SECTION 11.07.  Applicable Law........................................67
      SECTION 11.08.  Binding Effect, Benefits..............................67
      SECTION 11.09.  Assignability.........................................67
      SECTION 11.10.  Severability..........................................67
      SECTION 11.11.  No Third Party Beneficiaries..........................67
      SECTION 11.12.  Consent to Jurisdiction...............................68

      Exhibit     Description
      -------     -----------
      A           Form of Escrow Agreement

      B           Lock-Up Agreement

      C.1         Noncompete Agreement (US Employees)

      C.2         Noncompete Agreement (French Employees)

      D           Representation Letter

      E           Amended and Restated Certificate of Incorporation of the
                  Surviving Corporation

      F           Amended and Restated Bylaws of the Surviving Corporation

      G           Voting Agreement

      H           Opinion of Counsel to Parent and Acquisition Corp.

      I           Opinion of Counsel to Company and Principal Stockholders

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2000, among GLOBESPAN, INC., a Delaware corporation ("Parent"), NEEDLES ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Corp."), and T.SQWARE, INC., a Delaware corporation (the "Company"). The Company and Acquisition Corp. are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation".

            WHEREAS, Parent, Acquisition Corp. and the Company desire that Acquisition Corp. merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), with the result that the Company shall continue as the surviving corporation and the separate existence of Acquisition Corp. shall cease; and

            WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

            WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time (as hereinafter defined), all outstanding shares of the Company's Common Stock, $0.001 par value (the "Company Common Stock") (excluding
(x) any shares of capital stock held in treasury of the Company and (y) any Dissenting Shares (as hereinafter defined)) be converted into the right to receive the number of shares of fully paid and nonassessable shares of Common Stock, $.001 par value, of Parent ("Parent Common Stock"), as hereinafter provided; and

            WHEREAS, Parent, Acquisition Corp. and the Company desire that at the Effective Time, each outstanding option to purchase one share of Company Common Stock (each, a "Company Option") be converted into the number of Parent Options (as hereinafter defined) as hereinafter provided; and

            WHEREAS, Parent, Acquisition Corp. and the Company desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all of the issued and outstanding capital stock of the Company; and

            WHEREAS, the respective Boards of Directors of Parent and Acquisition Corp. have unanimously approved the Merger; and

            WHEREAS, the Board of Directors of the Company has unanimously approved the Merger;

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

            SECTION 1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

            "AFFILIATE" with respect to any Person means any Person controlling, controlled by or under common control with such Person; notwithstanding the foregoing, a Principal Stockholder shall be deemed to be an Affiliate of the Company.

            "ANCILLARY AGREEMENTS" means the Escrow Agreement, the Noncompete Agreements, the Lock-up Agreements, and the Intellectual Property Assignment Agreements.

            "CLAIM" means any action, cause of action, suit (in contract, tort or otherwise), proceeding, hearing, inquiry, investigation, charge, complaint, claim, or demand by or before any Governmental Agency.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY EMPLOYEE" means each employee of the Company and/or any of the Subsidiaries who:

                  (i) at the Effective Time, is performing work duties for the
            Company or any of the Subsidiaries or is absent by reason of a scheduled day off;

                  (ii) at the Effective Time, is absent from work by reason of a sick day (not covered under clause (iii) below) or a paid vacation day, personal day or holiday;

                  (iii) at the Effective Time, is absent from work by reason of a family or medical leave covered under Section 102 of the Family and Medical Leave Act of 1993;

                  (iv) at the Effective Time, is absent from work due to any other authorized leave under the policies or practices of the Company or any of the Subsidiaries and such person returns to work within the period permitted by such policies or practices, but not later than 30 days after the Effective Time or such later time as may be required by law; or

                  (v) at the Effective Time, is leased to the Company or any
            Subsidiary pursuant to the Service Agreement, dated September 8, 1997, between the Company and TriNet Employer Group ("TriNet") and any extensions or amendments thereof.

            "COMPANY PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.001 par value, of the Company (the "Series A Preferred Stock"); the Series B Preferred Stock, $0.001 par value, of the Company (the "Series B Preferred Stock"); the Series B-1 Preferred Stock, $0.001 par value, of the Company (the "Series B-1 Preferred Stock"); the Series C Preferred Stock, $0.001 par value, of the Company (the "Series C Preferred Stock"); and the Series D Preferred Stock, $0.001 par value, of the Company (the "Series D Preferred Stock").

            "COMPUTER PROGRAMS" means all databases and data collections and all rights therein throughout the world; all software including all source code, object code, firmware, development tools, files, records and data; and all media on which any of the foregoing is recorded.

            "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESCROW AGREEMENT" means the escrow agreement, substantially in the form attached hereto as Exhibit A.

            "FRENCH SUBSIDIARY" means T.sqware, S.A.

            "FULLY DILUTED COMPANY COMMON STOCK" means, at any time, the sum of
      (x) the number of shares of Company Common Stock issued and outstanding as of such time plus (y) the number of shares of Company Common Stock issuable upon exercise or conversion of the Company Options, the Company Preferred Stock and all other rights to acquire any shares of Company Common Stock issued and outstanding or in effect as of such time.

            "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "HAZARDOUS SUBSTANCE" means any substance, whether liquid, solid or gas, listed, identified or designated as hazardous or toxic under any Environmental, Health and Safety Requirements, which, applying criteria specified in any Environmental, Health and Safety Requirements, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental, Health and Safety Requirements.

            "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world relating to, used in or useful to the Company: (1) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), patterns, drawings, blueprints, specifications, product plans, products in development, processes, applications, circuits, invention disclosures, improvements, trade secrets, proprietary information, know how, mask works (and all information contained in a mask but not yet fixed in a chip), technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights, copyrights registrations and applications therefor; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all mask works (including all registrations and works that have become fixed but are not registered); (6) any licenses to any of the foregoing; or (7) any similar, corresponding or equivalent rights to any of the foregoing and (8) all documentation related to any of the foregoing.

            "INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT" means the agreement between the Company, on the one hand, and a Company Employee, on the other hand, pursuant to which the employee agrees to (1) maintain the confidentiality of the Intellectual Property and trade secrets of the Company and (2) to assign all rights to any Intellectual Property developed by such employee while working for the Company and any of its Subsidiaries.

            "KEY COMPANY EMPLOYEES" means those Company Employees as agreed to prior to the date hereof between Parent and the Company.

            "LIEN" means any mortgage, lien, pledge, security interest, charge or encumbrance of any nature whatsoever.

            "LOCK-UP AGREEMENT" means the Lock-up Agreement among Parent and each of the Company Employees who receives Parent Common Stock pursuant to this Agreement, substantially in the form of Exhibit B hereto.

            "MATERIAL ADVERSE EFFECT" means such event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations, properties, operations, prospects or condition (financial or otherwise) of such Person; PROVIDED, HOWEVER, that no change (i) in the general economic or capital markets trading conditions in any of the countries in which such party operates, (ii) that generally affects the industry in which such party is operated or (iii) resulting from the signing of this Agreement and the Ancillary Agreements by the parties hereto and thereto shall be taken into account for purposes of determining the occurrence or existence of a Material Adverse Effect. For purposes of this definition, a Material Adverse Effect on the prospects of the Company shall mean any event, change or effect which makes it reasonably certain that the Company would not be able to achieve at least 50% of the target sales amounts set forth in the Company's March Sales Plan for 2000-2001 dated as of March 31, 2000 (a copy of which has been previously provided to Parent).

            "NONCOMPETE AGREEMENT" means the Noncompete Agreement between Parent and each of the Stockholders in the form of Exhibit C hereto.

            "OPTION PLAN" means the option plan of the Parent.

            "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            "PRINCIPAL STOCKHOLDERS" means Michel Desbard, Alain Fanet and Cesar Douady.

            "REPRESENTATION LETTER" means the Representation Letter between Parent and each of the Stockholders in the form of Exhibit D hereto.

            "STOCKHOLDERS" at any time means the holders of Company Common Stock and Company Preferred Stock as of such time.

            "SUBSIDIARY" or "SUBSIDIARIES", when used with respect to the Company, means any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

            "TAX" and "TAXES" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, AD VALOREM, value added, transfer, gains, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, custom duties or other taxes, or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) and (ii) liability of the Company or any of the Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, or being a party to any agreement or arrangement whereby liability of the Company or any of the Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to, or up to and including, the Effective Time, and (iii) liability of the Company or any of the Subsidiaries with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other person.

            "TRADEMARKS" means all trade names, trade dress, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

            SECTION 1.2. OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

            Term:                                     Section:
            -----                                     --------
            Accounts Receivable                       4.24
            Acquisition Corp.                         Recitals
            Acquisition Proposal                      7.01(b)(i)
            Applicable Laws                           4.15
            Certificates                              3.05(b)
            Closing                                   3.10
            Closing Date                              3.10
            Closing Price                             3.01(a)(i)
            COBRA                                     4.16(n)
            Code                                      Recitals


                                       6

            Common Stock Consideration                3.01(b)
            Company                                   Recitals
            Company Affiliated Group                  4.14(c)
            Company Common Stock                      Recitals
            Company Financial Statements              4.04
            Company Option                            Recitals
            Company Transaction Expenses              11.01(b)
            Computer Systems                          4.28 (a)
            Constituent Corporations                  Recitals
            Contingent Common Stock Consideration     3.01(b)(i)
            Contingent Exchange Ratio                 3.01(b)(i)
            Contingent Right                          3.01(b)(i)
            Development Agreements                    4.12.1(k)
            DGCL                                      Recitals
            Dissenting Shares                         3.04
            Effective Time                            2.03
            Engineers                                 8.02(j)
            ERISA Affiliates                          4.16(a)
            Escrow Account                            3.05(a)
            Exchange Agent                            3.05(a)
            Exchange Ratio                            3.01(b)(i)
            Final Exchange Ratio                      3.01(b)(i)
            GAAP                                      4.04
            Governmental Agency                       4.07
            HIPAA                                     4.16(n)
            Holder                                    7.02(i)(i)
            Indemnified Party                         7.02(i)(v)(y)
            Indemnifying Party                        7.02(i)(v)(y)
            Information Statement                     7.01(d)
            Intellectual Property                     4.12
            Licensed Software                         4.12.1(f)
            Major Customers                           4.23
            Major Suppliers                           4.23
            Merger                                    Recitals
            Owned Software                            4.12.1(f)
            Parent                                    Recitals
            Parent Common Stock                       Recitals
            Parent Filings                            5.06
            Parent Indemnified Persons                10.02
            Parent Option                             3.01(b)(ii)


                                       7

            Penalties                                 4.12.1(k)
            Permits                                   4.15
            Permitted Liens                           4.10
            Plans                                     4.16(a)
            Reboul, MacMurray                         8.01(c)
            Registrable Shares                        7.02(i)(i)
            Registration Effective Period             7.02(i)(iii)(x)
            Registration Statement                    7.02(i)(iii)
            SEC                                       5.04
            Securities Act                            5.03(c)
            Series A Preferred Stock                  1.01
            Series B Preferred Stock                  1.01
            Series B-1 Preferred Stock                1.01
            Series C Preferred Stock                  1.01
            Series D Preferred Stock                  1.01
            SPARC Agreement                           4.12.2(o)
            Stockholder Escrow Amount                 3.05(a)
            Sun                                       4.12.2(o)
            Surviving Corporation                     Recitals
            Suspension Right                          7.02(i)(iii)(z)
            Tax Returns                               4.14
            Twentieth Trading Day                     3.01(b)(i)
            Transaction Expenses                      11.01(a)
            Unit                                      3.01(b)(i)
            Violation                                 7.02(i)(v)
            Warrant                                   3.01(b)(iii)
            Year 2000 Compliant                       4.28

                                   ARTICLE II.

                                   THE MERGER

            SECTION 2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Acquisition Corp. shall be merged with and into the Company, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation and shall continue to be governed by the laws of the State of Delaware.

            SECTION 2.2. EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 259(a) of the DGCL.

            SECTION 2.3. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the DGCL (the time of such filing, or at such later time as may be agreed upon by the parties as set forth in such certificate of merger, being the "Effective Time").

            SECTION 2.4. CHARTER, BYLAWS, DIRECTORS AND OFFICERS. As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth in Exhibit E hereto, until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The Bylaws of the Surviving Corporation from and after the Effective Time shall be amended and restated to read as set forth in Exhibit F hereto, continuing until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL. The initial directors and officers, respectively, of the Surviving Corporation shall be (i) the directors of Acquisition Corp. immediately prior to the Effective Time and (ii) the officers of the Company immediately prior to the Effective Time, respectively, in each case until their removal or until their respective successors are duly elected and qualified.


                                  ARTICLE III.

                            CONVERSION OF SECURITIES

            SECTION 3.1.  EXCHANGE RATIO.

            (a) "COMMON STOCK CONSIDERATION" has the meaning set forth in
Section 3.01(b) below.

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (i) COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive a unit (each, a "Unit") which shall include (a) the number of shares of Parent Common Stock equal to the Common Stock Consideration divided by the Fully Diluted Company Common Stock (such result being referred to herein as the "Exchange

      Ratio"), together with (b) a Contingent Right. For purposes of this Agreement, "Common Stock Consideration" means 2,200,000 shares of Parent Common Stock.

            A "Contingent Right" means a right attached to each share of Parent Common Stock issuable pursuant to Section 3.01(b)(i) and not separable therefrom entitling the holder thereof to receive the number of shares of Parent Common Stock equal to the Contingent Common Stock Consideration divided by the Fully Diluted Company Common Stock (such result being referred to herein as the "Contingent Exchange Ratio"). For purposes of this Agreement, "Contingent Common Stock Consideration" means such number of shares of Parent Common Stock equal to (i) $187,000,000 divided by the average of the closing price per share of Parent Common Stock on the Nasdaq National Market for the 20 trading day period commencing with the trading day ending at 4:00 p.m. immediately prior to the public announcement of the Merger and ending at 4:00 p.m. on such 20th trading day (the "Twentieth Trading Day") less (ii) 2,200,000, provided that in no event shall the Contingent Common Stock Consideration be less than zero or more than 1,000,000 shares of Parent Common Stock. The sum of the Exchange Ratio and the Contingent Exchange Ratio shall be the "Final Exchange Ratio."

            The Parent shall calculate and deliver to the Company the Exchange Ratio as of two business days prior to the Effective Time and the Chief Executive Officer of the Company shall deliver a certificate to Parent and Acquisition Corp. on such date certifying in their capacity as such officers on behalf of the Company as to the true and correct portion of the total Common Stock Consideration payable or issuable to each Stockholder of the Company. The Parent shall calculate the Contingent Exchange Ratio and certify such amount to the Exchange Agent (as defined below) on the first trading day following the Twentieth Trading Day.

                  (ii) STOCK OPTIONS. Except for Company Options held by a holder domiciled in France, each outstanding Company Option will, without any further action on the part of any holder thereof, be exchanged for an option (each, a "Parent Option" and collectively, the "Parent Options") to purchase that number of shares of Parent Common Stock equal to the Final Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by the Final Exchange Ratio (rounded up to the nearest whole cent). Except as provided above, the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise continue unamended with respect to the Parent Options. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of Shares of Parent Common Stock subject to exercise under an exchanged Company Option after the Effective Time. Each Company Option held by any holder domiciled in France, once exercised pursuant to the terms and provisions of the Company 1997 Stock Option Plan, the Sub-Plan to the 1997 Option Plan and such holder's stock option agreement, exercise notice, subscription agreement and award agreement will be treated as previously agreed between the parties.

                  (iii) WARRANTS. Each warrant (a "Warrant") to purchase Series A Preferred Stock outstanding immediately prior to the Effective Time pursuant to any warrant agreement of the Company shall be exercised by the holder thereof prior to the Effective Time (subject to applicable withholding taxes, if any) and the Series A Preferred Stock purchased upon exercise thereof shall then, prior to the Effective Time, be converted into Company Common Stock pursuant to Section 3.01(b)(iv) below.

                  (iv) PREFERRED STOCK. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, effective upon the Effective Time, be converted into the right, subject to
      Section 3.04 hereof, to receive a Unit as provided in Section 3.01(b)(i).

                  (v) TREASURY STOCK. Each share of capital stock that is held in the treasury of the Company shall be canceled and retired and no capital stock of Parent, cash or other consideration shall be paid or delivered in exchange therefor.

            SECTION 3.2. RETENTION OPTIONS. Parent shall grant to certain Company Employees, as previously agreed to by the Company and Parent, Parent Options exercisable in the aggregate for 500,000 shares of Parent Common Stock, options on 337,930 of which will be granted at the Effective Time and the remainder of which shall be granted on or prior to the first anniversary of the Effective Time.

            SECTION 3.3. CONVERSION OF CAPITAL STOCK OF ACQUISITION CORP. At the Effective Time, each share of Common Stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

            SECTION 3.4. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company that are outstanding immediately prior to the Effective Time and that are held by Stockholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 3.01 of this Agreement, but the holders of such shares shall be entitled to payment of the appraised value of such shares in accordance with the provisions of the DGCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for appraisal of such shares (with the written approval of the Surviving Corporation), or (ii) if any holder fails to perfect or loses his or her appraisal rights as provided in the DGCL, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided in the DGCL, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 3.01 of this Agreement, without any interest thereon.

            SECTION 3.5.  SURRENDER AND EXCHANGE OF SHARES.

            (a) On the Closing Date, Parent shall deposit with American Stock Transfer Trust Company (the "Exchange Agent") for exchange to the extent of the Exchange Ratio, and on the second business day following the Twentieth Trading Day, Parent shall deposit with the Exchange Agent for exchange to the extent of the Contingent Exchange Ratio, in each case in accordance with Section 3.01, the aggregate number of shares of Parent Common Stock issuable in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.05(c); provided, however, that pursuant to the terms of the Escrow Agreement, on behalf of the holders of Company Common Stock, Parent shall deposit into an escrow account (the "Escrow Account") a number of shares of Parent Common Stock representing (i) 10% of the Common Stock Consideration and 10% of the Contingent Common Stock Consideration (the "Stockholder Escrow Amount") plus (ii) an additional 25% of the Parent Common Stock which the Principal Stockholders are entitled to receive pursuant to the Merger (such 25% to be calculated based on the total number of shares of Parent Common Stock which the Principal Stockholders are entitled to receive pursuant to the Merger). The portion of the Stockholder Escrow Amount contributed on behalf of each holder of Company Common Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Common Stock.

            (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and which shares where converted into the right to receive shares of Parent Common Stock pursuant to Section 3.01, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Account on such holder's behalf pursuant to the Escrow Agreement), to which such holder is entitled pursuant to Section 3.01 and cash in lieu of fractional shares, and the Certificate so surrendered shall be cancelled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section
7.02 hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in the Escrow Agreement) a certificate or certificates (in such denominations as may be requested by the Escrow Agent) representing that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock in the Escrow Account, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Account and shall be available to compensate Parent as provided in Article X. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted an cash in lieu of fractional shares.

            (c) No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.05(c)) with respect to such whole shares of Parent Common Stock.

            (c) If a certificate representing shares of the capital stock of the Company has been lost, stolen or destroyed, and a replacement certificate has not been issued as of the Effective Time, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Parent, which shall deem such certificate canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of the capital stock of the Company that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

            (e) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates evidencing stock of the Company held by the

Stockholders, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of shares of the capital stock of the Company who would otherwise have been entitled to receive in the Merger a fraction of a share of Parent Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive from Parent at the Effective Time, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $85. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration; and (ii) that no holder of shares of Company capital stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

            SECTION 3.6. DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payment of fair value in respect thereto have been made to dissenting Stockholders pursuant to the DGCL, shall be canceled.

            SECTION 3.7. CLOSING OF STOCK TRANSFER BOOKS. On and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of capital stock of the Company.

            SECTION 3.8. ANCILLARY AGREEMENTS. At the Effective Time, Parent and each Stockholder shall execute and deliver each of the Ancillary Agreements to which the Company and each such Stockholder is a party.

            SECTION 3.9. NO FURTHER OWNERSHIP RIGHTS. The Common Stock Consideration and Contingent Common Stock Consideration delivered upon the surrender for exchange of any certificate of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such certificate.

            SECTION 3.10. CLOSING. Subject to the provisions of Article IX hereof, the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York at 10:00 a.m., New York time, as soon as practicable following the day on which the last of the conditions set forth in Sections 9.01 and 9.02 (other than conditions which by their terms are to be satisfied at the Closing) shall have been fulfilled or waived, or at such other time and/or place and/or on such other date as Parent and the Company shall agree (the date on which the Closing takes place, the "Closing Date").

            SECTION 3.11. CHANGE IN STRUCTURE. Parent may at any time change the method of effecting the combination with the Company (including without limitation the provisions of this Article III) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of the Company directly into Parent, in which Parent is the surviving corporation; provided, however, that no such change shall (A) alter or change the amount of consideration to be issued to the Stockholders or holders of Company Options as provided for in this Agreement, (B) impede consummation of the transactions contemplated by this Agreement or (C) adversely affect the Company, the Stockholders or the holders of Company Options in their capacity as holders of Company Options.

            SECTION 3.12. ADJUSTMENT OF MERGER CONSIDERATION. In the event of any change in the Parent Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, merger, consolidation, exchange of Parent Common Stock or the like, the terms set forth in this Agreement shall be appropriately adjusted.

            SECTION 3.13. COMPANY AGENT. In the event that the Merger is approved by the Stockholders as provided herein, the Stockholders shall, without any further act of any Stockholder, be deemed to have (i) consented to and approved (A) the appointment of Michel Desbard, and failing him, Alain Fanet, as the Company Agent of the Stockholders under the Escrow Agreement and as the attorney in fact and agent for and on behalf of each Stockholder and the taking by the Company Agent of any and (B) all actions and the making of any decisions taken by him under the Escrow Agreement; (ii) agreed to indemnify and hold harmless the Company Agent for all actions so taken, absent bad faith and gross negligence.


                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

            The Company represents and warrants to Parent and Acquisition Corp., except as set forth in the disclosure schedule delivered by the Company to Parent and Acquisition on the date hereof (the "Disclosure Schedule"), as follows:

            SECTION 4.1.  ORGANIZATION AND QUALIFICATION.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Schedule 4.01(a) sets forth the jurisdictions in which the Company is so qualified.

            (b) The Company does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of or interests in any limited liability company or other corporation or (ii) any equity interest in any partnership, joint venture or other non-corporate business enterprise. The Company is not party to any contract to provide loans or advances to or make any investment (in the form of a loan, capital contribution or similar payment) in any entity or enterprise that is not wholly owned by it (other than the French Subsidiary).

            (c) Section 4.01(c) of the Disclosure Schedule sets forth the (i) name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. There has been no formal request for the dissolution of the French Subsidiary or appointment of an ADMINISTRATEUR PROVISOIRE, MANDATAIRE AD HOC or MANDATAIRE AMIABLE to manage the French Subsidiary's affairs. The French Subsidiary is not subject to any judicial reorganization (REDRESSEMENT JUDICIAIRE) or liquidation or to any payment freezes (CESSATION DES paiements). The minute books of the French Subsidiary contain records of all the shareholders and board of directors meetings held in the French Subsidiary. All of those books and records are in the possession of the French Subsidiary and, together with the registry of transfer of shares (REGISTRE DES MOUVEMENTS DE TITRES) and shareholders' accounts (COMPTES D'ACTIONNAIRES), are complete, sincere and properly kept in accordance with applicable laws in France. Section 4.01(c) of the Disclosure Schedule sets forth those jurisdictions in which each Subsidiary is so qualified.

            SECTION 4.2. AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION. (1)
The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Company and, subject to due execution by any other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement

(other than the Noncompete Agreements, as to which no representation or warranty is made) to which the Company is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

            (b) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Company and each Ancillary Agreement to which the Company or the French Subsidiary is a party, the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation or the By-Laws of the Company (in each case as in effect at the Effective Time) (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the termination, cancellation or acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties, other than any such violation, default, loss, termination, cancellation or acceleration that would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

            SECTION 4.3.  CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 33,880,710 shares of Company Common Stock, 3,131,982 of which are validly issued and outstanding; 8,560,000 shares of Series A Preferred Stock, 8,560,000 of which are validly issued and outstanding; 8,220,001 shares of Series B Preferred Stock, 8,220,001 of which are validly issued and outstanding; 2,447,133 shares of Series B-1 Preferred Stock, 2,447,113 of which are validly issued and outstanding; 1,100,000 shares of Series C Preferred Stock, 1,100,000 of which are validly issued and outstanding and 6,666,667 shares of Series D Preferred Stock, 6,575,377 of which are validly issued and outstanding. All of such shares of capital stock are validly issued and outstanding, fully paid and nonassessable, and no other shares of capital stock of the Company have ever been issued. No subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding and there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. The Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Section 4.03(a) of the Disclosure Schedule sets forth a complete and correct list as of the date hereof of the holders of record of the Company Common Stock and the holders of all options or other rights to purchase capital stock of the Company, including by name of the holder the number of shares or the number of shares obtainable on exercise of options or rights held.

            (b) The authorized capital stock and the number of issued and outstanding shares of capital stock of each of the Subsidiaries is set forth on
Section 4.03(b) of the Disclosure Schedule. All of such issued and outstanding shares of capital stock are validly issued and outstanding, fully paid and nonassessable, and no other shares of capital stock of any of the Subsidiaries are issued and outstanding. No subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of any of the Subsidiaries is authorized or outstanding and there is not any commitment of any of the Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. None of the Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Section 4.03(b) of the Disclosure Schedule sets forth a complete and correct list as of the date hereof of the holders of record of the shares of capital stock of each Subsidiary and the holders of all options or other rights to purchase capital stock of each Subsidiary, including by name of the holder the number of shares or the number of shares obtainable on exercise of options or rights held.

            SECTION 4.4. FINANCIAL STATEMENTS, ETC. The Company has previously furnished to Parent (i) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1999 and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2000, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the two months then ended (collectively, the "Company Financial Statements"). The Company Financial Statements are attached hereto as Schedule 4.04. The Company Financial Statements were prepared from the books and records of the Company and the Subsidiaries and present fairly in all respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates specified therein and the consolidated results of operations of the Company and the Subsidiaries for the respective periods then ended, and were prepared in conformity with generally accepted accounting principles in the United States ("GAAP") consistently applied, subject in the case of interim financial statements to the absence of certain footnote disclosures and normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

            SECTION 4.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Company's December 31, 1999 consolidated balance sheet, neither the Company nor any of the Subsidiaries has any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of a nature customarily accrued, reserved against or disclosed in a corporate balance sheet prepared in conformity with GAAP or which would have a Material Adverse Effect on the Company, other than liabilities incurred in the ordinary course of business and other liabilities, individually or in the aggregate, not exceeding $50,000.

            SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise expressly stated in this Agreement, since December 31, 1999, neither the Company nor any of the Subsidiaries has:

            (i) issued, sold or otherwise disposed of any stock, bonds or other corporate securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any stock;

            (ii) declared, set aside or made any payment or distribution to stockholders (whether in cash or in kind) or purchased or redeemed any shares of its capital stock or other securities;

            (iii) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, or increased the compensation or fringe benefits of any officer consultant, employee or director other than in the ordinary course of business, or made any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, the Company or any of the Subsidiaries or made any other material change in the terms or conditions of employment;

            (iv) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement;

            (v) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options;

            (vi) transferred, leased or otherwise disposed of any of its assets, whether tangible or intangible, except for fair consideration in the ordinary course of business, or acquired, any assets or properties, except for fair consideration in the ordinary course of business or, in each case, with a fair market value not exceeding $50,000 individually or in the aggregate;

            (vii) made any investment of a capital nature, in an amount, individually or in the aggregate, greater than or equal to $50,000, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity (other than in the French Subsidiary);

            (viii) canceled or compromised any debt or claim, in an amount, individually or in the aggregate, greater than or equal to $50,000, owed to it other than in the ordinary course of business;

            (ix) except in the ordinary course of business, waived or abandoned any rights of material value held by it, including, without limitation, any Intellectual Property or Trademarks, in an amount, individually or in the aggregate, greater than or equal to $50,000.

            (x) except in the ordinary course of business, transferred or granted any rights under or with respect to any Intellectual Property, or permitted any material license, permit or other form of authorization relating to any Intellectual Property or Trademarks to lapse;

            (xi) made any loan, or entered any transaction with, any of its directors, officers and employees in an amount, individually or in the aggregate, greater than or equal to $25,000 outside the ordinary course of business;

            (xii) suffered any casualty loss or damage in an amount, individually or in the aggregate, greater than or equal to $50,000 (whether or not such loss or damage shall have been covered by insurance) which affects the Company in any material respect;

            (xiii) made any loan, advance or capital contribution to or investment in any Person, in an amount, individually or in the aggregate, greater than or equal to $50,000 (other than any loan, advance, capital contribution to or investment in the French Subsidiary made in the ordinary course of business);

            (xiv) changed in any material respect the method of accounting or accounting principle or practice by the Company, or revalued, written down or written off the value of any assets of the Company or any Subsidiary other than normal course amortization and depreciation;

            (xv) entered into any material agreement, contract, lease or license other than in the ordinary course of business which in any way binds the Company or any Subsidiary to pay consideration, or provide goods or services, in an amount, greater than or equal to $50,000 and no party has accelerated, terminated, cancelled or modified any agreement or contract involving more than $50,000 to which the Company or any Subsidiary is a party;

            (xvi) except for changes made in connection with the issuance of the Series D Preferred Stock, altered any term of any outstanding security of the Company or any Subsidiary;

            (xvii) (1) failed to maintain in full force and effect substantially the same level and type of insurance coverage as in effect on December 31, 1999 or (2) changed or suffered a change in any insurance coverage or the issuance of any insurance policy, except in the ordinary course of business; or

            (xviii) suffered any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

            SECTION 4.7. GOVERNMENTAL APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal or foreign governmental agency, public body, court, tribunal, arbitrator, mediator or other authority (each a "Governmental Agency") having jurisdiction over the Company, any Subsidiary, or any Principal Stockholder is required to be made or obtained by the Company, any Subsidiary or any Principal Stockholder in connection with the execution and delivery of this Agreement and each Ancillary Agreement to which any of the Company and Principal Stockholder is a party by the Company or the Principal Stockholders or the consummation by the Company or the Principal Stockholders of the transactions contemplated hereby.

            SECTION 4.8. LITIGATION. (i) There is no action, suit, dispute, investigation, proceeding or claim pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, or their respective properties or rights before any Governmental Agency, (ii) there is no suit or claim by the Company or any Subsidiary pending, or which the Company or any Subsidiary intends to initiate, against any other Person, and (iii) neither the Company nor any of its Subsidiaries is subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any Governmental Agency which, in the case of clauses (i), (ii) and (iii), if adversely decided, is reasonably likely to result in liability, individually or in the aggregate, to the Company equal to or greater than $50,000. Since January 1, 1997, neither the Company nor any of its Subsidiaries has entered into any agreement to settle or compromise any proceeding pending or threatened against it which, individually or in the aggregate, required the Company to pay $50,000 or more. No such pending or threatened actions, suits or proceedings would limit the ability of the Seller to consummate the transactions contemplated hereby or by the Ancillary Agreements to which the Company are a party or have a Material Adverse Effect on the Company. The French Subsidiary is not criminally liable, and is not likely to be held criminally liable, pursuant to Article 121-2 of the French CODE PENAL.

            SECTION 4.9.  NOTICE OF INFRINGEMENT

            (a) INTELLECTUAL PROPERTY. No third party has notified the Company, the Principal Stockholders or any of its Subsidiaries that anything made, sold, developed, published, distributed, or used by the Company or any of its Subsidiaries has infringed, may have infringed, infringes, may infringe, will infringe, or could infringe any Intellectual Property of any third party.

            (b) TRADEMARKS. No third party has notified the Company, the Principal Stockholders or any of its Subsidiaries that anything made, sold, developed, published, distributed, or used by the Company or any of its Subsidiaries has infringed, may have infringed, infringes, may infringe, will infringe, or could infringe any Trademarks, United States or foreign of any Third Party.

            SECTION 4.10.  ASSETS.

            (a) The Company and the Subsidiaries have good and marketable title to all assets of any nature whatsoever reflected in the Company Financial Statements or acquired after December 31, 1999; in each case, free and clear of any Liens, except (i) Liens for current taxes not yet due, (ii) mechanic's and materialmen's and other Liens which may have arisen in the ordinary course of business and which, in the aggregate, would not have a Material Adverse Effect, and (iii) Liens securing indebtedness reflected in the Company Financial Statements (collectively, "Permitted Liens"). All assets used by the Company and the Subsidiaries in the operation of their respective businesses are reflected in the Company Financial Statements to the extent GAAP requires the same to be reflected unless acquired after the date of such Company Financial Statements.

            (b) All tangible personal property, fixtures, machinery and equipment of the Company and the Subsidiaries are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are being used.

            (c) This Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.11.

            SECTION 4.11. REAL PROPERTY. (a) Neither the Company nor any Subsidiary owns or holds title to any real property.

            (b) Section 4.11(b) of the Disclosure Schedule lists and describes all real property leased or subleased to the Company or any of its Subsidiaries with annual lease payments in excess of $10,000. The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Section 4.11(b) of the Disclosure Schedule. With respect to each material lease and sublease listed in Section 4.11(b) of the Disclosure Schedule:

            (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

            (ii) the Company is not, and to the knowledge of the Company, no other party is, in breach of any lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

            (iii) no party to the lease or sublease has repudiated any provision thereof;

            (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (v) neither the Company nor any of its Subsidiaries has assigned, transferred conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold to any material extent;

            (vi) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects; and

            (vii) no lease or sublease contains a change of control provision which requires the Company to obtain the consent of a landlord or overlandlord in connection with the consummation of the transaction contemplated hereby.

            SECTION 4.12.1  INTELLECTUAL PROPERTY SCHEDULES.

            (a) Section 4.12.1(a) of the Disclosure Schedule sets forth a list of registered patents, trademarks, copyrights, mask works and applications for same and a summary description of all other Intellectual Property owned by the Company or any of its Subsidiaries. For each listed patent, trademark, copyright, mask work, or application for same, Section 4.12.1(a) of the Disclosure Schedule shall specify, where applicable, the jurisdictions in which each such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all owners or assignees or parties with an ownership interest.

            (b) Excluding licenses and sublicenses, Section 4.12.1(b) of the Disclosure Schedule sets forth: (i) all agreements signed with current and former employees and with current and former consultants and independent contractors (1) to maintain confidentiality of trade secrets of the Company and its Subsidiaries, (2) to assign all rights to any Intellectual Property developed by such employees, consultants or independent contractors while working for the Company and/or such Subsidiaries, as appropriate, and (3) to assist in the perfection and/or enforcement of the Company's and such Subsidiaries' rights in any such Intellectual Property; (ii) all obligations to convey or share ownership of Intellectual Property; (iii) all obligations to convey or share use of or access to Intellectual Property; and (iv) all assignment obligations arising from or in conjunction with any joint ventures, product development services, conveyances of know how, or technology transfers. For each listed Intellectual Property obligation, the schedule shall specify the scope of each Intellectual Property obligation (except where the scope can be determined from a written agreement listed on the Disclosure Schedule and provided to Parent) and all other parties with concurrent obligations to the same Intellectual Property.

            (c) Excluding licenses and sublicenses, Section 4.12.1(c) of the Disclosure Schedule sets forth: (i) all assignment obligations to third parties;
(ii) all obligations to convey or share ownership of Intellectual Property;
(iii) all obligations to convey or share use of or access to Intellectual Property; and (iv) all assignment obligations arising from or in conjunction with any joint ventures, product development services, conveyances of know how, or technology transfers. For each listed Intellectual Property obligation, the schedule shall specify, where applicable, the scope of each Intellectual Property obligation (except where the scope can be determined from a written agreement listed on the schedule and provided to Parent).

            (d) Section 4.12.1(d) of the Disclosure Schedule sets forth a list of all Intellectual Property licenses, sublicenses, or other agreements under which the Company or any of its Subsidiaries are authorized to use or licensing Intellectual Property licensed to the Company or any of its Subsidiaries. For each listed Intellectual Property license, the schedule shall specify the licensed Intellectual Property rights, the jurisdictions in which each such Intellectual Property right has been licensed by the Company, and, where they cannot be determined from the scope of the written agreement as provided to Parent, the conditions on transferability and the term of the license. The Company's products do not include any embedded software which is not developed by the Company and for which the Company pays no royalties or upfront fees in a manner that is prohibited.

            (e) Section 4.12.1(e) of the Disclosure Schedule sets forth a list of all Intellectual Property licenses, sublicenses, or other agreements authorizing the use or licensing of Intellectual Property, licensed by the Company or any of its Subsidiaries (excluding licenses granted to customers or distributors in the ordinary course of business) to a third party. For each listed Intellectual Property license, the schedule shall specify the licensed Intellectual Property rights, the jurisdictions in which each such Intellectual Property right has been licensed by the licensee, and, where they cannot be determined from the scope of the written agreements as provided to Parent, the conditions on transferability and the term of the license.

            (f) Section 4.12.1(f) of the Disclosure Schedule sets forth a list of all material computer software programs, applications and databases used in connection with the Business, whether owned by the Company or any of its Subsidiaries (the "Owned Software") or licensed by the Company or any of its Subsidiaries from third parties (the "Licensed Software").

            (g) Section 4.12.1(g) of the Disclosure Schedule sets forth a list of all confidentiality and non-disclosure agreements to which the Company or any of its Subsidiaries are a party, the existence of which or the noncompliance with which could be reasonably likely to have an adverse effect on the business of any of the Company, Parent or any of their respective Subsidiaries. For each listed agreement, the schedule shall specify the parties thereto and, if other than as set forth in such agreement, the term of the agreement.

            (h) Section 4.12.1(h) of the Disclosure Schedule sets forth a list of Agreements that the Company or any of its Subsidiaries have entered into that limit the use of so-called residual knowledge or information by the Company, its Subsidiaries, or any of their respective employees in any product or development efforts.

            (i) Section 4.12.1(i) of the Disclosure Schedule sets forth a list of all license agreements of the Company (whether the Company is a licensor or licensee) that relate to technology actually used in present products of the Company.

            (j) Section 4.12.1(j) of the Disclosure Schedule sets forth a list of all licenses pursuant to which the Company has received source code from licensors or provided source code to licensees.

            (k) Section 4.12.1(k) of the Disclosure Schedule sets forth a list of all contracts, agreements or arrangements relating to the design, testing and implementation of any software, firmware or hardware program, product or project (hereinafter referred to as "Development Agreements") to which the Company or any of its Subsidiaries is a party. The Company and the Subsidiaries have satisfied, or will satisfy, all requirements, including but not limited to any minimum production and development schedule, set forth in any Development Agreement and neither the Company nor any of the Subsidiaries is in default (nor has any event occurred which, with the giving of notice or passage of time would result in an event of default) under any Development Agreement. No amounts ("Penalties") are owed by the Company or any of its Subsidiaries, and no such Penalties are reasonably anticipated by the Company or any of its Subsidiaries to be owed, due to the failure of the Company or any of its Subsidiaries to satisfy any requirements under any Development Agreement, by the Company or any of its Subsidiaries to any third party with whom the Company or any of its Subsidiaries has entered into a Development Agreement. Section 4.12.1(k) of the Disclosure schedule also sets forth a list of all Penalties which are owed, or are reasonably anticipated by the Company or any of the Subsidiaries to be owed, by any of them pursuant to any Development Agreement.

            SECTION 4.12.2  INTELLECTUAL PROPERTY REPRESENTATIONS AND
WARRANTIES.

            (a) Except as set forth in Section 4.12.2(a) of the Disclosure Schedule, the Company and its Subsidiaries own and have good and exclusive title to, or have assignable licenses to use, each item of Intellectual Property included in Section 4.12.1(a) of the Disclosure Schedule free and clear of all liens, encumbrances and adverse claims of title (other than Permitted Liens), such Intellectual Property is valid and enforceable (to the extent constituting an asset that can be "enforced"), and the rights of the Company and its Subsidiaries therein will not be terminated, canceled or modified as a result of the transactions contemplated by this Agreement.

            (b) Except as set forth in Section 4.12.2(b) of the Disclosure Schedule, the Company and its Subsidiaries own and have good and exclusive title to, or have assignable licenses to use, each Intellectual Property obligation listed in Section 4.12.1(b) of the Disclosure Schedule free and clear of all liens, encumbrances and adverse claims of title (other than Permitted Liens), such obligations are valid and enforceable, and the rights of the Company and its Subsidiaries in respect thereof will not be terminated, canceled or modified as a result of the transactions contemplated by this Agreement.

            (c) The Intellectual Property licenses, sublicenses or other agreements listed in Section 4.12.1(d) of the Disclosure Schedule are current, enforceable, free and clear of encumbrances (other than Permitted Liens), are not subject to revocation or cancellation because of nonfeasance or malfeasance by the Company or its Subsidiaries prior to the Effective Time, and will not become terminable or be subject to cancellation or modification as a result of the transactions contemplated by this Agreement.

            (d) The Intellectual Property licenses, sublicenses or other agreements listed in Section 4.12.1(e) of the Disclosure Schedule are current, enforceable, free and clear of liens and encumbrances (other than Permitted Liens), and will not become terminable or be subject to cancellation or modification as a result of the transactions contemplated by this Agreement.

            (e) Except as set forth in Section 4.12.2(e) of the Disclosure Schedule, the Company and its Subsidiaries own and have good and exclusive title to all Owned Software (and licenses to use all Licensed Software), in each case free and clear of all liens, encumbrances and adverse claims of title (other than Permitted Liens), and the rights of the Company and its Subsidiaries in respect thereof will not be terminated, canceled or modified as a result of the transactions contemplated by this Agreement. The Company and each of the Subsidiaries have taken all steps reasonably necessary to protect their respective right, title and interest in and to the Owned Software and the Licensed Software listed in Section 4.12.1(f) of the Disclosure Schedule including, without limitation, the use of written agreements containing appropriate confidentiality provisions with all third parties having access to the source code or object code relating to the Owned Software or the Licensed Software.

            (f) The Company and its Subsidiaries possess or have access to the original and all copies of all documentation, including, without limitation, all source and object code for all Owned Software. Upon consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will continue to own all of the Owned Software, free and clear of all claims, liens, encumbrances, obligations and liabilities and, with respect to the agreements for the license of the Licensed Software which require action as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and its Subsidiaries to continue to use and operate such Licensed Software after the Closing Date, the Company and its Subsidiaries will have taken such action.

            (g) The Company and its Subsidiaries own and have good and exclusive title to, or have good and valid licenses to use, all Intellectual Property rights necessary to conduct its business without interference.

            (h) The Company and its Subsidiaries have taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of the Intellectual Property owned and/or used by the Company and/or its Subsidiaries and otherwise to maintain and protect the value of the Intellectual Property owned and/or used by the Company and/or its Subsidiaries. No officer, director, employee, agent or representative of the Company and/or any of its Subsidiaries has taken any material actions or entered into any material agreements or assignments or incurred any material liability or obligation limiting or restricting the Company's or any of its Subsidiary's rights to Intellectual Property.

            (i) Except as set forth in Section 4.12.2(i) of the Disclosure Schedule, the Company and its Subsidiaries have obtained from all current and former employees and from all current and former consultants and independent contractors signed agreements restricting the use and disclosure of the Intellectual Property of the Company and its Subsidiaries and requiring such employees, consultants and independent contractors (1) to maintain the confidentiality of trade secrets of the Company and its Subsidiaries, (2) to assign all rights to any Intellectual Property developed by such employees while working for the Company and/or such Subsidiaries to the Company or such Subsidiaries, as appropriate, and (3) to assist in the perfection and/or enforcement of the Company's and such Subsidiaries' rights in any such Intellectual Property. To the knowledge of the Company, there are no inconsistent and/or conflicting obligations to convey or assign the Intellectual Property to a third party.

            (j) Each confidentiality or non-disclosure agreement listed in
Section 4.12.1(h) of the Disclosure is valid and enforceable in accordance with its terms.

            (k) There are no outstanding claims for infringement, misappropriation, unauthorized use, possession, or violation of the Intellectual Property rights of any third party by the

Company or any of its Subsidiaries in the operation of their respective business and there is no basis for any such claim.

            (l) Except as disclosed in Section 4.12.2(l) of the Disclosure Schedule, the Company and its Subsidiaries have not entered into any agreements and are not under any obligations that limit or impair the use of residual know-how and techniques known to the Company, any of its Subsidiaries or any of their respective employees in any products or development efforts.

            (m) The operations of the Company, including the design, development, manufacture, license and sale of the products (including products currently under development) or services provided by the Company, do not (1) infringe or misappropriate the Intellectual Property of any other person, (2) violate the rights of any person (including rights to privacy or publicity), or
(3) constitute unfair competition or trade practices under the laws of any jurisdiction.

            (n) Each item of Intellectual Property and Trademarks of the Company are valid and subsisting. All necessary registration, maintenance and renewal fees in connection with such registered patents, copyrights, trademarks and mask works, have been paid and all necessary documents and certificates in connection with such registered patents, copyrights, trademarks and mask works, have been filed with the relevant patent, copyright, trademark or other authorities in the Untied States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered patents, copyrights, trademarks and mask works.

            (o) None of the Intellectual Property or Trademarks owned by the Company or any of the Subsidiaries has title owned jointly by the Company or any of the Subsidiaries, on the one hand, and any third party, on the other hand. Without limiting the foregoing, there is no joint technology developed pursuant to Section 2.4 of the SPARC Technology License and Distribution Agreement, dated August 18, 1994 ("SPARC Agreement"), between Sun Microsystems Inc. ("Sun") and the Company, as amended.

            (p) Neither the Company nor any of the Subsidiaries (i) has had to return ownership rights or title to any Intellectual Property developed by it to Sun pursuant to the SPARC Agreement or (ii) is in default of Section 4.2 of the SPARC Agreement. Section 4.12.2(s) of the Disclosure Schedule lists all of the Company's Derivative Technology (as defined in the SPARC Agreement).

            (q) None of the Company's products which are currently in development or which are planned for future development, including without limitation the production version of TS704, use any Intellectual Property of Matra MHS, SA.

            SECTION 4.13.  LABOR MATTERS.

            (i) Except with respect to the French Subsidiary, neither the Company nor any of the Subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Company or any of the Subsidiaries.

            (ii) There are not any controversies between the Company or any of the Subsidiaries and any of such employees that might be expected to affect the conduct of the Company's business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the knowledge of the Company, threatened relating to the Company's business.

            (iii) There is no pending or, to the knowledge of the Company, threatened litigation between the Company or the French Subsidiary, on the one hand, and current or former officers or employees, on the other hand, including without limitation, any claims for wrongful termination, breach of any express or implied contract of employment or for violation of equal employment opportunity laws. The French Subsidiary is not the subject of, and has not been threatened in writing with, any proceedings by the Labor Inspectorate (INSPECTION DUE TRAVAIL).

            (iv) Except with respect to the French Subsidiary, there are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of the Subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees.

            (v) There is, and during the past two years there has been, no redundancy plan, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or affecting the Company or a Subsidiary.

            (vi) The Company and the Subsidiaries are in compliance in all material respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, leased employees, former employees or prospective employees or other labor related matters, including, the hiring and retention of independent contractors without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

            (vii) Neither the Company nor any of the Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

            (viii) None of the Principal Stockholders, the Company and the Subsidiaries has received notice during the past two years of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or a Subsidiary and no such investigation is in progress.

            (ix) Section 4.13 (i) of the Disclosure Schedule sets forth the immigration status of each Company Employee working in the United States who is not a United States citizen and (y) describes any Company Employee whose immigration status may be adversely affected by any of the transactions contemplated by this Agreement.

            (x) The collective bargaining agreement for the steel industry applies to all employees of the French Subsidiary and such employees are entitled to benefit from this collective bargaining agreement.

            (xi) The French Subsidiary has complied with all legal and regulatory requirements with regard to the implementation and operation of personnel representatives or labor unions. There are no negotiations pending with such representatives regarding the implementation of a "CONVENTION D'ENTREPRISE". In particular, the French Subsidiary has complied in all respects with the requirements of the law governing the elections of personnel representatives. Where the French Subsidiary has no candidates for such elections, the minutes attesting to such deficiency have been recorded, duly posted and forwarded to the appropriate labor inspector.

            (xii) The French Subsidiary has complied with all laws and regulations governing the reduction of working time (in particular, the laws Aubry I and II). The French Subsidiary has not suffered any difficulty whatsoever relating to the implementation of the working time.

            SECTION 4.14.  TAXES.

            (a) Each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has (A) timely filed (taking into account properly filed extensions) all material Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it in respect of any Taxes, (B) timely paid all material Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over.

            (b) Except as set forth on Section 4.14 of the Disclosure Schedule, the period of assessment under applicable law, after giving effect to extensions or waivers, with respect to the income and franchise Tax Returns of the Company or any of the Subsidiaries has expired for all of the taxable years of the Company and such Subsidiaries. Section 4.14 of the Disclosure Schedule indicates those Tax Returns of the Company and the Subsidiaries that either have been audited or are currently the subject of an audit. There is no dispute or claim (including any anticipated claim) concerning any Taxes of the Company or any of the Subsidiaries either (i) claimed or raised by any authority in writing or
(ii) as to which the Company or any of its affiliates has knowledge based on contact with a government Taxing authority.

            (c) Neither the Company nor any Subsidiary has ever been an includible member of an "affiliated group" (within the meaning of Section 1504 of the Code). All Tax Returns of the Company and the Subsidiaries have been filed on a separate company, non-combined, non-consolidated and non-unitary basis.

            (d) Neither the Company nor any of the Subsidiaries has (i) received or is the subject of an application for a tax ruling or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have a material effect on the Taxes of the Company or any of the Subsidiaries after the Effective Time.

            (e) (i) no extensions of time have been granted to the Company or any of the Subsidiaries to file any Tax Return required by applicable law to be filed by it prior to the Effective Time, which have expired, or will expire, before the Effective Time without such Tax Return having been filed, (ii) no written deficiency or adjustment for any Taxes of the Company or any of the Subsidiaries has been proposed, asserted or assessed, and no federal, state, local or foreign audits or other administrative proceedings or court proceedings are in process, or to the knowledge of the Company, pending or threatened with regard to any such Taxes of the Company or any of the Subsidiaries, (iii) no waiver or consent extending any statute of limitations past the date hereof for the assessment or collection of any Taxes has been executed by the Company or any of the Subsidiaries, nor have any requests for such waivers or consents been proposed in writing and (iv) neither the Company nor any of the Subsidiaries owns or leases any interest in real property in any jurisdiction in which a Tax will be payable with respect to such interest in real property as a result of the transactions contemplated hereby.

            (f) The Company is not a party to any written tax-sharing or allocation agreements, arrangements or understandings.

            (g) Neither the Company nor any of the Subsidiaries is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payments" by the Company or any Subsidiary within the meaning of Section 280G of the Code.

            (h) The Company and each of the Subsidiaries has complied in all material respects with all applicable laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by law, withheld and paid over to the proper taxing authorities all material amounts required to be withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (i) Neither the Company nor any of the Subsidiaries is required to include in income any material adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

            (j) No currently effective power of attorney has been granted by or with respect to the Company or any of the Subsidiaries with respect to any matter relating to Taxes.

            (k) Neither the Company nor any of the Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision).

            (l) No written claim or other claim of which the Company has knowledge has ever been made by any governmental authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

            (m) The Company has previously delivered or made available to Parent complete and accurate copies of each of: (i) all audit reports, letter rulings and technical advice memoranda relating to federal, state and local Taxes due from or with respect to the Company and each of the Subsidiaries, (ii) the federal, state, local and foreign Tax Returns filed by the Company and each of the Subsidiaries and (iii) any closing agreements entered into by the Company or any of the Subsidiaries with any taxing authority.

            (n) The Company is not and has not been at any time over the last five years a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Code).

            SECTION 5.15. COMPLIANCE WITH LAW; PERMITS. Neither the Company nor any of the Subsidiaries is in any material respect in default under or in violation of (i) any order or decree of any Governmental Agency or (ii) any laws, ordinances, governmental rules or regulations to which the

Company or any Subsidiary or any of their respective properties or assets is subject ("Applicable Laws"). Section 4.15 of the Disclosure Schedule sets forth a list of all material permits, authorizations, approvals, registrations, variances and licenses ("Permits") issued to or used by the Company or any of the Subsidiaries in connection with the conduct of its business. Such Permits constitute all Permits necessary for the Company or the Subsidiaries to own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted, except for Permits the absence of which would not have a Material Adverse Effect on the Company. Each Permit listed on Section 4.15 of the Disclosure Schedule is in full force and effect and no proceeding is pending or, to the knowledge of the Company, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the knowledge of the Company, threatened, in connection with the expiration or renewal of any of such Permits. Neither the Company or any of the Subsidiaries nor the Surviving Corporation will be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any material Permits.

            SECTION 4.16.  EMPLOYEE BENEFIT PLANS.  Except as disclosed on
Schedule 4.16:

            (a) Section 4.16 of the Disclosure Schedule sets forth a complete and accurate list of all Plans, Foreign Pension Plans and Foreign Plans. "Plans" mean any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other plan, program or arrangement involving direct and indirect compensation, under which the Company, or any entity that is a member of a "controlled group of corporations" with or is under "common control" with the Company as defined in Section 414(b) or (c) of the Code ("ERISA Affiliate"), has any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries. "Foreign Plan" means any employee benefit plan that is structured like an employee benefit plan described in Section 3(3) of ERISA which is maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens and who are employees of the Company or any of its ERISA Affiliates and is not covered by ERISA pursuant to Section 4(b)(4) of ERISA. "Foreign Pension Plan" means any pension plan that is structured like an employee pension benefit plan described in Section 3(2) of ERISA which is (i) maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens and who are employees of the Company, or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment;

            (b) The Company and each of the Subsidiaries have complied, and currently are in compliance, in all material respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Code;

            (c) No ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA));

            (d) Neither the Company nor any of the Subsidiaries provides or may be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the ERISA Affiliates beyond their retirement or other termination of service with the Company or the Subsidiaries (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of the ERISA Affiliates will have any claim in respect of such benefits as of the Effective Time;

            (e) The transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder, (ii) any employee of the Company or any of the ERISA Affiliates being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee (unless a partial plan termination results under a Plan) or (iv) any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available;

            (f) No ERISA Affiliate has incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, which has not been satisfied in full or been accrued on the consolidated balance sheet of the Company and the ERISA Affiliates in accordance with ordinary business practices as of December 31, 1998 pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any material liability under ERISA, the Code or other applicable law with respect to any Plan;

            (g) To the knowledge of Company, with respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, as of the Effective Time there will be no material liability of any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time;

            (h) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Code;

            (i) Each Plan sponsored by the Company or an ERISA Affiliate that is intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualification of such Plan, and such letter has not been modified, revoked or limited by the failure to satisfy any condition thereof or by a subsequent amendment thereto, or failure to amend such Plan;

            (j) All contributions due and payable on or before the Closing Date in respect of any Plan have been made in full and proper form, or adequate accruals have been provided for in the financial statements for such amounts for periods ending on the Closing Date in accordance with the Company's ordinary business practices;

            (k) Neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company and its ERISA Affiliates, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or its ERISA Affiliates to any material tax or penalty imposed under Section 4975 of the Code or Section 502 (i), (j) or (l) of ERISA;

            (l) All reporting and disclosure obligations imposed under ERISA and the Code have been materially satisfied with respect to each Plan;

            (m) The Company and its ERISA Affiliates have neither made not agreed to make, nor are required to make (in order to bring any Plan into compliance with ERISA or the Code) any changes in benefits that would materially increase the costs of maintaining any Plan;

            (n) Each Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in material compliance with COBRA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is reasonably expected to be incurred;

            (o) With respect to any Plan, there has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to or could reasonably be expected to give rise to any fines, penalties or related charges under ERISA or the Code for which the Company or any of its ERISA Affiliates could be liable;

            (p) No Proceedings (other than routine benefit claims) are pending or, to the Knowledge of the Company, threatened against or relating to any Plan, or any fiduciary thereof, and to the Knowledge of the Company, there is no basis for any such Proceeding;

            (q) The Company has, in accordance with applicable law, timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Plan into the appropriate trusts or accounts;

            (r) Each Foreign Employee Benefit Plan and each Foreign Pension Plan have been maintained in good standing with each applicable Governmental Authority;

            (s) All contributions due and owing have been made with respect to all Foreign Employee Benefit Plans and Foreign Pension Plans on a timely basis, in accordance with applicable law;

            (t) Neither the Company nor any ERISA Affiliate has incurred any obligation material in connection with the termination of or withdrawal from any Foreign Employee Benefit Plan or Foreign Pension Plan;

            (u) The present value of the accrued benefit liabilities (whether vested or not) under each Foreign Pension Plan, determined as of the end of the Company's most recently ended fiscal year on the basis of actuarial assumptions provided for in such Foreign Pension Plan, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities; and

            (v) Except as set forth in Section 4.16(v) of the Disclosure Schedule, the French Subsidiary has not paid, provided or contributed towards, or is under any obligation, liability or commitment to pay, provide or contribute towards any retirement, death or disability benefit for or in respect of any present or past officer or employee of the French Subsidiary.

            SECTION 4.17.  ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

            (a) (i) To the knowledge of the Company, as of the Effective Time, except for non-compliance with Environmental Health and Safety Requirements in a manner that could not reasonably be expected to subject the Company to material liability, no Hazardous Substances are present on any property currently occupied by the Company or any Subsidiary, or were present on any other property occupied by the Company, or any Subsidiary or their respective predecessors or affiliates at the time the property ceased to be occupied by them.

                  (ii) The Company, the Subsidiaries, their respective predecessors, and Affiliates are in material compliance with all Environmental Health and Safety Requirements and have all material permits and authorizations required pursuant to any Environmental Health and Safety Requirements, which permits and set forth in Section 4.17 of the Disclosure Schedule. Within the last five years, neither the Company nor any Subsidiary has received any written notification from a Governmental Agency that there is any violation of any Environmental Health and Safety Requirements with respect to the Company and properties of the Company which would have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has received any written notification from a Governmental Agency pursuant to Section 104, 106, or 107 of the Comprehensive Environmental Response, Compensation, and Liability Act.

                  (iii) To the knowledge of the Company, there is no asbestos which is friable or likely to become friable, polychlorinated biphenyls, landfills, surface impoundments, disposal areas or underground tanks on property currently occupied by the Company or any Subsidiary nor are there any off-site locations where the Company has stored, disposed of (including spilled or abandoned) or arranged for the disposal of any Hazardous Substances.

                  (iv) The Company has provided or made available to Parent copies of all environmental assessments or audit reports and other similar studies or analyses relating to property currently occupied by the Company or any Subsidiary.

            (b) Neither this Agreement nor the consummation of the transactions that are contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible party transfer" Environmental, Health and Safety Requirements.

            SECTION 4.18.  CONTRACTS.

            (a) Section 4.18(a) of the Disclosure Schedule lists the following contracts relating to the Company and/or any of its Subsidiaries:

            (i) any contract with a sales representative, distributor, dealer, broker, sales agency, or other person engaged in sales or distribution of the Company's products or services, or any contract to act as one of the foregoing on behalf of any person, which is not terminable by the Company on 30 or fewer days' notice without material penalties;

            (ii) any contract of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services in an amount, individually or in the aggregate, greater than or equal to $50,000 in any one year of such contract or $100,000 for the duration of such contract;

            (iii) any contract pursuant to which the Company or any Subsidiary has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) in excess of $50,000;

            (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other contract relating to the borrowing of funds, an extension of credit or financing or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

            (v) any contract involving a partnership or joint venture;

            (vi) any contract containing any non-competition provisions or other restrictions with respect to the geographical area of operations or scope or type of business of the Company or any of the Subsidiaries;

            (vii) any power of attorney or agency agreement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company or any of the Subsidiaries, or the Company or the Subsidiaries is granted the authority to act for or on behalf of any person;

            (viii) any contract not yet executed or fully performed and relating to any acquisition or disposition of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any Subsidiary, division, line of business, or real property;

            (ix) all collective bargaining agreements, employment and consulting agreements (whether written or oral), independent contractor agreements (whether written or oral), executive compensation plans (whether written or oral), bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements (whether written or oral) maintained for or providing benefits to employees of, or independent contractors or other agents of the Company;

            (x) any (i) lease for real property or (ii) lease or series of leases for the same or similar items of personal property, in either case which require, or could reasonably be expected to require, payments in an amount, individually or in the aggregate, greater than or equal to $10,000 in any one year of such lease of series of leases or $50,000 for the duration of such lease or series of leases;

            (xi)  any material agreement concerning confidentiality;

            (xii) any agreement under which it has loaned or advanced any amount to any of its directors, officers, and employees outside the ordinary course of business;

            (xiii) any agreement under which the consequences of default or termination could reasonably be expected to have a Material Adverse Effect on the Company;

            (xiv) any contract containing a provision limiting the Company's rights under such contract upon a change of control of the Company the failure to obtain consent to which would have a Material Adverse Effect on the Company;

            (xv) continuing contract for the future purchase, sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from the Company or any of its Subsidiaries (i) in an amount, individually or in the aggregate, in excess of $50,000 during any one year of such contract or $100,000 for the duration of such contract, which is not terminable on 120 days or less notice without material cost or other liability at, or at any time after, the Effective Time or in which the Company or such Subsidiary has granted or received manufacturing rights or most favored nations pricing provisions rights relating to any product, group of products or territory, or (ii)(A) in which the Company or such Subsidiary has granted or received rights to any Intellectual Property (B) which require consent or are otherwise terminable upon a change of control of the Company or (C) in which the Company or such Subsidiary has granted exclusive market rights relating to any product, group of products or territory;

            (xvi) agreement for the sale of any assets, properties or rights having a value in excess of $50,000 other than in the ordinary course of business;

            (xvii) any agreement, contract or commitment by the Company or Subsidiary relating to material capital expenditures or involving future obligations in an amount, individually or in the aggregate, greater than or equal to $50,000 in any one year or $100,000 for the duration of such agreement, contract or commitment, other than those listed in its financial statements ending December 31, 1999;

            (xviii) any material voting trust or stockholders agreement known to the Company between or among the Company or any Subsidiary and Stockholders which does not terminate at the Effective Time;

            (xix) any tax sharing or tax indemnification agreement between or among the Company or any Subsidiary; and

            (xx) any agreement pursuant to which either the execution of this Agreement or any of the Ancillary Agreements by the Company or the consummation of the transactions contemplated hereby or thereby will or may result in (i) a breach by the Company or any of its Subsidiaries of any term, provisions or condition of such agreement, or (ii) the ability of the other party thereto to terminate such agreement or materially change any of the terms, provisions or conditions thereof, which in the case of either items (i) or (ii), could reasonably be expected to have a Material Adverse Effect on the Company.

            (xxi) any contract not specified above that is material to the Company or any of the Subsidiaries or which involves payment, or the possibility of liability or penalty, in an amount, individually or in the aggregate, greater than or equal to $50,000 in any one year or $100,000 for the duration of such contract.

            (b) The Company has delivered to Parent complete and accurate copies of the contracts, agreements or arrangements set forth on Schedule 4.18(a). Each such contract or agreement is a valid and subsisting agreement, without any material default of the Company or any of the Subsidiaries thereunder and, to the knowledge of the Company, without any material default thereunder of the other party or parties thereto. The Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements and does not reasonably expect the consummation of the transactions contemplated hereby will result in such notice.

            SECTION 4.19.  INSURANCE.

            The Company and its Subsidiaries maintain, and at all times since January 1, 1998, have maintained, policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Section 4.19 of the Disclosure Schedule contains a list of all such insurance policies presently in effect, and correct and complete copies of all such policies along with a history of claims made under such policies have been provided to Parent. The Company and its Subsidiaries have fully paid all payments required under the terms of each of the foregoing insurance policies and neither the Company nor any of its Subsidiary has received notice of intent to cancel any of the foregoing insurance policies.

            Except as set forth in Section 4.19 of the Disclosure Schedule, the Company does not have any knowledge of any state of facts or the occurrence of any event, which reasonably might (i) form the basis for any claim against the Company or any of its Subsidiaries not reasonably expected to be fully covered by the insurance policies referred to in Section 4.19 of the Disclosure Schedule, and which exceeds $50,000 in liability, or (ii) increase the insurance premiums paid by the Company, in excess of $50,000 per annum in the aggregate, or affect the availability of the insurance coverage listed in Section 4.19 of the Disclosure Schedule on substantially the same terms as now in effect.

            SECTION 4.20. PENDING TRANSACTIONS. Except for this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries is a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of any property and assets having a value equal to or greater than $50,000 of, any other corporation or Person or the sale, lease or exchange of any properties and assets having a value equal to or greater than $50,000 to any other Person other than in the ordinary course of business.

            SECTION 4.21. CLAIMS AGAINST OFFICERS AND DIRECTORS. There are no pending or, to the knowledge of the Company, threatened claims against any director, officer, employee or agent of the Company or any of the Subsidiaries or any other Person which could give rise to any claim from any director, officer, employee or agent of the Company or any of the Subsidiaries or any other Person for indemnification from the Company or any of the Subsidiaries reasonably likely, if determined adversely, to result in a liability to the Company of $50,000 or more.

            SECTION 4.22. EMPLOYEES. The Company neither knows nor could reasonably expect that any of the Key Company Employees is about to resign or terminate his or her employment or that any Key Company Employee will resign or terminate his or her employment as a result of the transactions contemplated by this Agreement.

            SECTION 4.23. CUSTOMERS, SUPPLIERS, ETC. Section 4.23(a) of the Disclosure Schedule lists all design wins of the Company as of the date hereof. For purposes of this Section 4.23, the "Major Customers" are those design wins listed in Section 4.23(a) of the Disclosure Schedule. Section 4.23(b) lists the 10 largest suppliers of the Company on the basis of cost of goods or services purchased for the most recent fiscal year (the "Major Suppliers"). From December 31, 1998 through the date hereof, (w) there has not been any adverse change in the business relationship with any Major Supplier, (x) there has been no material dispute between the Company or any of the Subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, (y) there has been no complaint from any Major Customer which calls into question the commercial viability of the Company's products and (z) the Company has received no notice that any Major Customer intends to terminate the applicable design win due to the lack of commercial viability of the Company's or any of the Subsidiaries' products or that any Major Supplier intends to reduces its sale of goods or services to the Company or any of the Subsidiaries.

            SECTION 4.24. ACCOUNTS RECEIVABLE. Each account receivable of the Company and its Subsidiaries (collectively, the "Accounts Receivables") disclosed on the Company Financial Statements are disclosed in accordance with GAAP. Except to the extent reserved for in the Company Financial Statements, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof. The Company has no knowledge of any event or condition, which could reasonably be expected to result in a write-down or write-off of Accounts Receivable in an amount, individually or in the aggregate, equal to or greater than $50,000.

            SECTION 4.25. IMPROPER AND OTHER PAYMENTS. Neither the Company nor any of the Subsidiaries, nor to the Company's knowledge, any director, officer, employee, agent or representative of the Company or any of the Subsidiaries, nor any Person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

            SECTION 4.26. BROKERS. Neither the Company nor any of the Subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither the Company nor any of the Subsidiaries has or will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Company, any of the Subsidiaries or the Stockholders in connection with any of the transactions contemplated by this Agreement.

            SECTION 4.27. TRANSACTIONS WITH AFFILIATES. Except for (x) agreements which terminate at the Effective Time, (y) for an amount, individually or in the aggregate, of less than $50,000, and (x) property with a fair market value, individually or in the aggregate, of less than $50,000 (i) there are no agreements between any of the Company's Affiliates (excluding, for the purposes of this Section 4.27, the French Subsidiary), on the one hand, and the Company, on the other hand, for the provision of goods or services to or by the Company or any Subsidiary; (ii) no Affiliates of the Company have been involved in any other business arrangement or relationship with, or pertaining to, the Company or any Subsidiary within the past twelve months; (iii) there are no facilities occupied in whole or in part by the Company or any Subsidiary, and no other property, assets, franchises, licenses or rights used by the Company or any Subsidiary, that are owned, leased by or to, or occupied by any Affiliate of the Company; and (iv) no Affiliate of the Company owns any asset, tangible or intangible, which is used by the Company or any Subsidiary. All agreements entered into by the French Subsidiary on the one hand, and its Affiliates, directors, officers or stockholders on the other hand, have been validly executed and approved in compliance with the requirements of the by-laws of the French Subsidiary and the applicable provisions of the law no 66-537 of July 24, 1966.

            SECTION 4.28. YEAR 2000 COMPLIANCE. (a) There is no material failure to be Year 2000 Compliant (as herein defined) of any computer software or hardware owned, used, licensed or sold by the Company or any Subsidiary, including, without limitation, computer hardware systems, software applications, firmware, microchips, equipment containing embedded microchips and other embedded systems that are used by the Company or any Subsidiary, or the software, hardware, firmware and other technology which constitutes part of the products and services manufactured, marketed or sold by the Company or any Subsidiary, licensed by the Company or any Subsidiary to third parties (the "Computer Systems").

            (b) For purposes of this Agreement, "Year 2000 Compliant" means that
(1) neither performance nor functionality of the Computer Systems is affected by dates prior to, during and after the year 2000; (2) no value for any then-current date will cause any interruption in operation; (3) date-based functionality must behave consistently for dates prior to, during and after year 2000; and (4) in all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

            (c) Except for guarantees or warranties which, individually or in the aggregate, could not reasonably be expected to result in liability greater than or equal to $50,000, neither the Company nor any Subsidiary has provided any written guarantee or warranty for any product sold or licensed, or service provided by the Company expressly to the effect that such product or service (x) complies with or accounts for the fact of the arrival of the year 2000, (y) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (z) is otherwise Year 2000 Compliant.

            SECTION 4.29. PRODUCT WARRANTY; PRODUCT LIABILITY. (a) All of the products manufactured, sold, leased, and delivered by the Company and it Subsidiaries have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and the Company and its Subsidiaries have no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith except for liabilities which, individually or in the aggregate, could not reasonably be expected to be greater than or equal to $50,000. None of the products manufactured, sold, leased, or delivered by the Company and its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.29 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

            (b) None of the Company or its Subsidiaries has any liability, and there is no basis for any present or future Claim, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries, except for liabilities and Claims in an amount which, individually or aggregate, could not reasonably be expected to result in a liability greater than or equal to $50,000.

            SECTION 4.30. INVENTORY. To the Company's knowledge, none of the inventory of the Company and the Subsidiaries have any defects that (i) materially call into question the commercial viability of the Company's products as a whole or (ii) make the inventory unshippable or, after shipment, likely to be returned.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

            Parent represents and warrants to the Company, except as set forth in the Disclosure Schedule delivered by Parent to the Company as follows:

            SECTION 5.1.  ORGANIZATION AND QUALIFICATION.

            Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

            SECTION 5.2. AUTHORIZATION OF AGREEMENTS; NON-CONTRAVENTION. (a) The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which Parent is a party, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Parent and, subject to due execution by any other parties thereto, will constitute the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which Parent is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

            (b) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Parent and each Ancillary Agreement to which the Parent is a party and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation of Parent (as in effect at the Effective Time) (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of Parent's properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on Parent.

            SECTION 5.3.  CAPITALIZATION.

            (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock. As of December 31, 1999 (but adjusted to account for the three-for-one stock split effected on February 28, 2000), 58,134,678 shares of Parent Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable. Except for options to purchase an aggregate 8,749,593 shares of Parent Common Stock granted pursuant to the stock option plans of Parent, as of the date hereof there are no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of Parent or any subsidiary thereof is authorized or outstanding and as of the date hereof there is not any commitment of Parent or any such subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. As of the date hereof, neither Parent nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

            (b) Parent has provided to the Company true, complete and correct copies of Parent's Certificate of Incorporation and Bylaws, in each case, as in effect on the date hereof.

            (c) The shares of Parent Common Stock to be issued to pursuant to this Agreement have been duly authorized, and upon issuance to the Stockholders entitled to receive such shares, will be validly issued and outstanding, fully paid and nonassessable, and will be free of any Liens other than (i) those created or suffered to exist by the shareholder to whom any such shares are issued and (ii) restrictions on transfer imposed by this Agreement, the Securities Act of 1933 (the "Securities Act") and any applicable state securities laws.

            SECTION 5.4. GOVERNMENTAL APPROVALS. Except as set forth on Schedule 5.05, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Parent is required for the execution, delivery and performance by Parent of this Agreement or any of the Ancillary Agreements to which Parent is a party, or is necessary in order to ensure, with respect to Parent, the legality, validity, binding effect and enforceability of this Agreement.

            SECTION 5.5. BROKERS. Neither Parent nor any of its subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither Parent nor any of its subsidiaries has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Parent, any of its subsidiaries or the stockholders of Parent in connection with any of the transactions contemplated by this Agreement.

            SECTION 5.6. SEC FILINGS. Parent has provided to the Company true and complete copies of (i) the Quarterly Reports of Parent on Form 10-Q for the three months ended June 30, 1999 and September 30, 1999, (ii) its proxy and information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent subsequent to June 23, 1999 and (iii) all other reports, statements and registration statements filed by Parent with the SEC subsequent to September 30, 1999 (collectively, the "Parent Filings"). The Parent Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superceded by a filing prior to the date hereof, on the date of that filing) and as of the date of this Agreement, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent is current in all filings required to be made by it with the SEC under applicable law.

            SECTION 5.7. FINANCIAL STATEMENTS. The consolidated financial statements of Parent included in Parent Filings have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent Filings fairly present the financial position of Parent as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Parent Filings fairly present the results of operations of Parent for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent's Filings made prior to the date hereof or that were incurred subsequent to September 30, 1999 in the ordinary course of business, none of Parent and its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on the Parent. Parent has not suffered any event, occurrence, development or state of circumstances or facts which has had a Material Adverse Effect on the Parent subsequent to September 30, 1999.

            SECTION 5.8. LITIGATION. Except as described in the Parent Filings or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the knowledge of Parent, threatened against or affecting Parent or its properties or rights, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and Parent is not aware of any facts or circumstances which may give rise to any such action, suit, dispute, investigation, proceeding or claim, (ii) Parent is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (iii) Parent has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Parent has any continuing obligation.


                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                              OF ACQUISITION CORP.

            Acquisition Corp. represents and warrants to the Company, except as set forth in the Disclosure Schedule delivered by Acquisition Corp. To the Company, as follows:

            SECTION 6.1. ORGANIZATION AND QUALIFICATION. Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has not engaged in any business other than in connection with its formation and the negotiation of this Agreement.

            SECTION 6.2. AUTHORIZATION OF AGREEMENTS, ETC. Acquisition Corp.
has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition Corp. and the performance by Acquisition Corp. of its obligations hereunder, have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Acquisition Corp., or any provision of any indenture, agreement or other instrument to which Acquisition Corp. is a party or by which it or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Liens upon the properties or assets of Acquisition Corp.

            SECTION 6.3. VALIDITY. This Agreement has been duly executed and delivered by Acquisition Corp. and constitutes the legal, valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms.

            SECTION 6.4. GOVERNMENTAL APPROVALS. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Acquisition Corp. is required for the execution, delivery and performance by Acquisition Corp. of this Agreement, or is necessary in order to ensure, with respect to Acquisition Corp., the legality, validity, binding effect and enforceability of this Agreement.

            SECTION 6.5. BROKERS. Acquisition Corp. has not used any broker or finder in connection with the transactions contemplated hereby, and Acquisition Corp. has not or shall not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Acquisition Corp. in connection with any of the transactions contemplated by this Agreement.

            SECTION 6.6.  INTERIM OPERATIONS OF ACQUISITION CORP.
Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.


                                  ARTICLE VII.

                                    COVENANTS

            SECTION 7.1.  COVENANTS OF THE COMPANY.

            (a) CONDUCT OF THE COMPANY'S BUSINESS. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

            (i) the business of the Company and the Subsidiaries shall be conducted in all material respects only in, and the Company and the Subsidiaries shall not take any material action except in, the ordinary course of business and each of the Company and the Subsidiaries shall use its commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

            (ii) the Company shall not directly or indirectly do any of the following: (1) issue, sell, pledge, dispose of or encumber (or permit any of the Subsidiaries to issue, sell, pledge, dispose of or encumber) (A) any capital stock of the Company or any of the Subsidiaries, or (B) any property or assets (including Intellectual Property Rights) of the Company or any of the

      Subsidiaries, except the ordinary course of business; (2) amend its Certificate of Incorporation or Bylaws; (3) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any Subsidiary); (4) redeem, purchase, acquire or offer to acquire (or permit any of the Subsidiaries to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (5) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (ii);

            (iii) neither the Company nor any of the Subsidiaries shall (1) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee or consultant, or increased in any manner the compensation or fringe benefits of any employee, consultant, director or officer, or increase the compensation or fringe benefits of any executive officer other than in the ordinary course of business, or make any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, the Company or any of the Subsidiaries or make any other material change in the terms or conditions of employment;
      (2) announce any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement; (3) eliminate the vesting conditions or otherwise accelerate the payment of any compensation, including any stock options; (4) incur any obligation or liability (fixed or contingent) to be paid or fulfilled by the Company or any Subsidiary except normal trade or business obligations incurred in the ordinary course of business and except for obligations and liabilities, individually or in the aggregate, not in excess of $50,000, none of which individually or in the aggregate would have a Material Adverse Effect on the Company, or incur any indebtedness for money borrowed which is to be repaid by the Company; (5) mortgage, pledge or subject to any Lien, any of its assets, whether tangible or intangible, other than involuntary Liens incurred in the ordinary course of business; (6) transfer, lease or otherwise dispose of any of its assets, whether tangible or intangible, except for fair consideration in the ordinary course of business, or acquired, any assets or properties, except for fair consideration in the ordinary course of business; (7) make any loan, advance, capital contribution or investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity, or purchase any property or assets, other than loans, advances, capital contributions and investments in the French Subsidiary in the ordinary course of business; (8) cancel or compromise any debt or claim owed to it other than in the ordinary course of business; (9) waive, release or abandon any rights of material value held by it; (10) transfer or grant any rights under or with respect to any Intellectual Property, or permit any license, permit or other form of authorization relating to an Intellectual Property to lapse other than in the ordinary course of business; (11) change in any material respect the method of accounting or accounting principle or practice by the Company, or revalue, write down or write off the value of any assets of the Company or any Subsidiary other than normal course amortization and depreciation; or (12) enter into any material agreement, contract, lease or license other than in the ordinary course of business which in any way binds the Company to pay consideration, or provide goods or services;

            (iv) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 7.01(a), to maintain its relationships with its suppliers and customers, clients, and others having business dealings with it, and if and as requested by Parent or Acquisition Corp.;

            (v) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make reasonable arrangements for representatives of Parent or Acquisition Corp. to meet with customers and suppliers of the Company or any of the Subsidiaries, and the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Acquisition Corp. with employees of the Company or any of the Subsidiaries; and

            (vi) the Company shall provide to Parent a draft of any Federal income Tax return or material state, local or foreign Tax return (other than returns relating to state or local sales and use taxes or federal, state or local withholding taxes) required to be filed on behalf of the Company or any Subsidiary between the date of this Agreement and the Effective Time at least 15 days prior to the date on which such return is due and shall not file any such return without the consent of Parent, such consent not to be unreasonably withheld or delayed, unless such filing is required by law.

            (b)   INQUIRIES AND NEGOTIATIONS.

            (i) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall not, and shall not permit their respective officers, directors, employees, representatives, brokers, investment bankers, agents and Affiliates to, directly or indirectly, (1) solicit, initiate, continue or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company or any of its Subsidiaries (whether by way of arrangement, amalgamation, take-over bid, tender offer, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (2) provide information with respect to the Company or any of its

      Subsidiaries, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, to any Person, other than Parent, relating to a possible Acquisition Proposal by any Person other than Parent, (3) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any Person, other than by Parent, or (4) enter into an agreement with any Person, other than Parent, providing for a possible Acquisition Proposal.

            (ii) If the Company or any of its Subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, the Company shall promptly notify Parent thereof, in writing, including information as to the identity of the party making any such offer proposal or request and the specific terms of such offer proposal or request, as the case may be. Promptly upon receipt by the Company, the Company shall immediately provide Parent with a true and complete copy of any Acquisition Proposal or other written communication concerning a possible Acquisition Proposal received from such third party.

            (iii) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Acquisition Proposal. The Company agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which the Company is a party.

            (iv) The Company shall use commercially reasonable efforts to ensure that the officers, directors, employees, agents and Affiliates of the Company or any of its Subsidiaries and any bankers, investment bankers or other agents, advisors or representatives retained by the Company are aware of the restrictions described in this Section 7.01(b), and shall be responsible for any breach of this Section 7.01(b) by such bankers, investment bankers, officers, directors, employees, agents, advisors, representatives or Affiliates.

            (c) NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Acquisition Corp. of (i) the occurrence, or failure to occur, of any event that the Company believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder to the extent that such failure would cause the conditions to closing set forth in Article VIII not to be satisfied; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

            (d) SHAREHOLDER APPROVAL. As promptly as practicable the Company shall use commercially reasonable efforts, subject to and in accordance with applicable law, its by-laws and certificate of incorporation and any outstanding shareholder agreements, to obtain the approval and adoption of this Agreement, the Merger and related matters by the Stockholders. The Company shall provide to Parent reasonable opportunity to review and comment on any material (collectively, the "Information Statement") proposed to be mailed to the Company's Stockholders and/or other security holders in connection with the foregoing approval. Approval of this Agreement, the Merger and related matters has been recommended by the Company's Board of Directors and management and such approval shall not be withdrawn between the date hereof and the Closing Date. Concurrently with the execution of this Agreement, certain Stockholders have executed the Voting Agreement, substantially in the form attached hereto as Exhibit G, agreeing among other things (i) to vote in favor of the Merger and the transactions contemplated by this Agreement and (ii) to take all action necessary to waive any notice or other time periods contemplated by any agreement that could result in a delay of the date of the stockholders meeting required to approve the transactions contemplated hereby or that could otherwise result in a delay of the consummation of the transactions contemplated hereby.

            (e) REPRESENTATION LETTERS. The Company shall use commercially reasonable efforts to obtain from each holder of Company Common Stock a Representation Letter, whereby each securityholder makes certain investment representations and acknowledges certain restrictions under applicable securities laws on the resale of the securities issuable pursuant to this Agreement.

            (f) REGULATORY APPROVALS. The Company will promptly execute and file, or join in the execution and filing of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Agency, which may be required in connection with the consummation of the transactions contemplated by this Agreement. The Company will use commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents.

            (g) NECESSARY CONSENTS. During the term of this Agreement, the Company will use its best efforts to obtain such written consents and take such other actions as may be necessary to allow the consummation of the transactions contemplated hereby and to allow the Company to carry on its business after the Effective Time in all material respects as it is conducted on the date hereof.

            (h) SATISFACTION OF CONDITIONS PRECEDENT. During the term of this Agreement, the Company will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII and the Company will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated and shall take such steps as are appropriate so that the representations and warranties of the Company in this Agreement remain complete and correct on and as of the Closing Date.

            (i) INSURANCE POLICIES. Neither the Company nor any of its Subsidiaries shall take, or omit to take, any action which would cause any of the insurance policies disclosed in Section 4.19 of the Disclosure Schedule above to cease to be in full force and effect in any material respect immediately following the Closing.

            (j) EMPLOYEE RETENTION ARRANGEMENTS. Between the date hereof and the Effective Time, the Company shall use its commercially reasonable efforts to assist Parent in its efforts to enter into employment agreements with all Company Employees and to ensure that all Key Company Employees remain as employees of the Company (or employees of TriNet leased to the Company, as the case may be) at least through the Effective Time, including without limitation, honoring the terms of the employee retention programs previously disclosed to Parent. Parent shall grant to certain Company Employees, as previously agreed to by the Company and Parent, Parent Options exercisable in the aggregate for 500,000 shares of Parent Common Stock, options on 337,930 of which will be granted at the Effective Time and the remainder of which shall be granted on or prior to the first anniversary of the Effective Time.

            (k) ANCILLARY AGREEMENTS. The Company and each of the Principal Stockholders shall execute and deliver the Ancillary Agreements to which the Company and each such Principal Stockholder is a party and the Company shall use its commercially reasonable efforts to cause each holder of the Company Common Stock to provide a Representation Letter at or immediately prior to the Effective Time.

            (l) COMPANY AUDITORS. The Company will use reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (1) the preparation of financial statements (including, without limitation, pro forma financial statements if required) as required by the Parent to comply with applicable rules and regulations of the SEC and (2) the delivery of such representations, consents and reports from the Company's independent accountants as may be reasonably requested by the Parent or its accountants.

            SECTION 7.2.  COVENANTS OF PARENT.

            (a) ESTABLISHMENT OF ESCROW. As soon as practicable after the Effective Time, without any act of any Stockholder, the Escrow Amount will be deposited with the Escrow Agent (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective Time), such deposit to constitute the Escrow Fund to be governed by the terms of the Escrow Agreement and the Company Agent (as defined in the Escrow Agreement) shall be appointed pursuant to the terms of the Escrow Agreement.

            (b) EMPLOYEE MATTERS. Parent agrees that, as of the Effective Time, except as set forth in Sections 7.02(b) or 4.16 of the Disclosure Schedule, it shall cause the Surviving Corporation to continue to employ all of the employees of the Company and the Subsidiaries who are Company Employees and who execute confidentiality and intellectual property assignments, it being understood that, except as provided by applicable law and by the agreements disclosed in Item
4.16 of the Disclosure Schedule, nothing in this Agreement shall be deemed to
(i) create any employment status other than employment at will or (ii) offer a guarantee by the Surviving Corporation or the Company that such entity will employ any Company Employee for any specified time period, except as specified in applicable employment agreements. It being understood and agreed, however, that nothing in this Section 7.02(b) shall require Parent to maintain the organizational structure of the Company as in effect on the date hereof. Following the Effective Time, Parent, in its sole and absolute discretion, shall for at least one (1) full calendar year either: (a) continue (or cause Company to continue) the agreement with TriNet Employer Group, Inc. that provides eligible employees with benefit plans, programs and arrangements and the Company's 401(k) plan (collectively, the "Company Employee Plans") on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time, or (b) arrange for each participant in the Company Employee Plans ("Company Participants") to participate in any similar plans of the Parent ("Parent Plans") on a plan-by-plan basis on terms no less favorable than those offered to employees of Parent, or (c) a combination of clauses (a) and (b). Each Company Participant who continues to be employed by Company, Parent or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Parent Plans for years of service with Company or its Subsidiaries (or, if applicable, predecessor entities) prior to the Effective Time. Subject to the approval of any insurance carrier-which Parent shall use commercially reasonable efforts to obtain-and to the extent consistent with law and applicable tax qualification requirements, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and beneficiaries and shall provide them with credit for any co-payments, deductibles or similar expenses prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Company or the funding of any such benefit. Nothing in this Section 7.02(b) shall be construed to entitle any employee to continue his or her employment for any period of time, nor to interfere with the rights of Parent and/or Company to discharge or discipline any employee, to change the terms of any employee's employment, or to amend or terminate employee benefit plans or programs at any time.

            (c) ADVICE OF CHANGES. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent will promptly advise the Company in writing (a) of any event occurring subsequent to the date of this Agreement which becomes known to Parent that would render any representation or warranty of Parent contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) of any Material Adverse Effect on Parent which becomes known to Parent, and (c) of any material breach by Parent of any covenant or agreement contained in this Agreement.

            (d) REGULATORY APPROVALS. Parent will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that the Company may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Parent will use its commercially reasonable efforts to promptly obtain all such authorizations, approvals and consents.

            (e) NECESSARY CONSENTS. During the term of this Agreement, will use its commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

            (f) SATISFACTION OF CONDITIONS PRECEDENT. During the term of this Agreement, Parent will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, and Parent will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated and shall take such commercially reasonable steps as are appropriate so that the representations and warranties of Parent in this Agreement remain complete and correct on and as of the Closing Date.

            (g) ISSUANCE AND LISTING OF PARENT COMMON STOCK. Parent hereby covenants that all Parent Common Stock issued in connection with the Merger, will, when issued, be validly issued, fully paid and non-assessable. As soon as practicable after the Effective Time, the Company will take all reasonably necessary steps, pursuant to the rules and regulations of the National Association of Securities Dealers, to have the shares of Company Common Stock issued at the Effective Time accepted for quotation on the Nasdaq National Market.

            (h) ACQUISITION OPTION PLAN. As set forth in Section 3.02, Parent shall grant to certain Company Employees, as previously agreed to by the Company and Parent, Parent Options exercisable in the aggregate for 500,000 shares of Parent Common Stock, options on 337,930 of which will be granted at the Effective Time and the remainder of which shall be granted on or prior to the first anniversary of the Effective Time. The parties hereto acknowledge and agree that options will be granted to employees of the Company under the Option Plan only if such employees execute and deliver to Parent the documentation described in Section 8.02(e) below. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of any options granted to employees of Company. As soon as practicable after the Effective Time and in any event no later than 10 business days after the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (i) REGISTRATION OF SHARES ISSUED IN THE MERGER.

                  (i) REGISTRABLE SHARES. For purposes of this Agreement, "Registrable Shares" shall mean the shares of Parent Common Stock issued in the Merger or pursuant to the Contingent Rights, including any and all Escrow Shares and excluding shares of Parent Common Stock issuable upon exercise of options granted pursuant to the Merger (the issuance of which will be registered on Form S-8); provided however, that upon a distribution of shares of Parent Common Stock issued in the Merger without additional consideration, to underlying beneficial owners (such as the general and limited partners, stockholders or trust beneficiaries of a holder of Registrable Shares (a "Holder")) such underlying beneficial owners shall be entitled to the same rights under this
Section 7.02(i) as the initial Holder from which the Registrable Shares were received and shall be deemed Holders for the purposes of this Section 7.02(i). In no event shall a Contingent Right be deemed a Registrable Share.

                  (ii) REQUIRED REGISTRATION. Parent shall use commercially reasonable efforts to prepare and file with the Commission as soon as practicable after the Closing Date a registration statement under the Securities Act with respect to the Registrable Shares (the "Registration Statement") and to effect all such registrations, qualifications and compliances in connection therewith (including, without limitation, filing any Exchange Act reports or financial statements with the Commission and obtaining appropriate qualifications under applicable state securities or "blue sky" laws and compliance with any other applicable governmental requirements or regulations) as any selling Holder may reasonably request and that would permit or facilitate the public sale of Registrable Shares (provided however that Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction) and shall use its commercially reasonable efforts in each case to cause such Registration Statement and all other such registrations, qualifications and compliances to become effective no later than 90 days after the Closing Date.

                  (iii)   EFFECTIVENESS; SUSPENSION RIGHT.

                  (x) Parent will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances for one (1) year from the Closing Date (the "Registration Effective Period"), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

                  (y) Following the date on which the Registration Statement is first declared effective and subject to the restrictions set forth in the Lock-up Agreements, the Holders will be permitted (subject in all cases to Section 7.02(j) below) to offer and sell Registrable Shares during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended.

                  (z) Notwithstanding any other provision of this Section 7.02(i), Parent shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Shares whenever, and for such period of time (but not to exceed ninety (90) days) as, in the reasonable judgment of Parent after consultation with counsel there is material undisclosed information or events with respect to Parent (the "Suspension Right"). In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not detrimental to Parent and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Holders notice of any such suspension and will use all reasonable efforts to minimize the length of the suspension. Notwithstanding the foregoing, Parent will not exercise its Suspension Right so as to suspend open market offers and sales of Registrable Securities for a total of more than 45 days in any fiscal quarter.

                  (iv) EXPENSES. Parent shall bear all costs and expenses for purposes of this Section 7.02(i), including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling Holders), reasonable legal fees and disbursements of counsel for Parent and one counsel for the selling Holders (up to $25,000), "blue sky" expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of other counsel for the selling Holders.

                  (v) INDEMNIFICATION.

                  (w) To the extent permitted by law, Parent will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
      Act) for such Holder, its officers, directors, stockholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to each such Holder (and its officers, directors, stockholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnify agreement contained in this Section 7.02(i)(v)(w) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (such consent not to be unreasonably withheld); nor shall Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (A) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Holder, or (B) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Holder as of the date of such sale.

            (x) To the extent permitted by law, each selling Holder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Holder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Holder to deliver the most current prospectus provided by Parent prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in the Registration Statement or such Violation is caused by the Holder's failure to deliver to the purchaser of the Holder's Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Holder by Parent; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 7.02(i)(v)(x) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this
      Section 7.02(i)(v)(x) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of each Holder under this Section 7.02(i)(v)(y) shall not exceed the net proceeds received by such Holder in connection with sale of shares pursuant to the Registration Statement.

            (y) Each person entitled to indemnification under this Section 7.02(i)(v) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the

            Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.02(i) unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

            (z) To the extent that the indemnification provided for in this
      Section 7.02(i)(v) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of Indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (vi) CURRENT PUBLIC INFORMATION. Until the earlier of the second anniversary of the Closing Date or the date all shares of Parent Common Stock subject to this Section 7.02(i) have been sold, Parent will timely file all reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the Commission thereunder, all to the extent required to enable such Holders to sell their shares pursuant to Rule 144 and the Registration Statement. Upon written request, Parent will deliver to such Holders a written statement as to whether it has complied with such requirements.

      (j) PROCEDURES FOR SALE OF SHARES UNDER REGISTRATION STATEMENT.

                  (i) DELIVERY OF PROSPECTUS. For any offer or sale of any of the Registrable Shares by a Holder in a transaction that is not exempt under the Securities Act, the Holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Parent covering the Registrable Shares in the form furnished to the Holder by Parent to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

                  (ii) COPIES OF PROSPECTUSES. Parent shall, within two (2) trading days following the request, furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to the Holder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

            SECTION 7.3.  COVENANTS OF PARENT AND THE COMPANY.

            (a)   ACCESS TO INFORMATION.

            (i) Each of Parent and the Company shall, and shall cause its respective subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives, advisors and agents of the other party complete access at all reasonable times to its officers, directors, employees, representatives, advisors, agents, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Parent or Company, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Parent or the Company shall reasonably request.

            (ii) The Company, at least three business days prior to the Effective Time, shall deliver to Parent a list setting forth the names and locations of each bank or other financial institution at which the Company and the Subsidiaries has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

            (iii) If this Agreement is terminated prior to the Effective Time, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, deliver to the other party, or if requested, destroy, all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery hereof.

            (iv) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process without the prior written consent of the other party; PROVIDED that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, and lenders and regulatory authorities whose approvals are required hereunder, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein, and to preserve the confidentiality of any such information obtained. The agreements contained in this Section 7.03(a) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (ii) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party or (iii) is independently developed by a receiving party without reference to any confidential information.

            (v) No investigation pursuant to this Section 7.03(a) shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

            (b) FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation, any necessary filings under the Hart-Scott Act); PROVIDED that the foregoing shall not require Parent to agree to make, or to require the Company or any of the Subsidiaries to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval or to incur any material liability or expense.

            (c) PUBLIC ANNOUNCEMENTS. Neither the Company nor Parent shall issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the Parent or the Company, as the case may be, except as may be required by law or the rules and regulations of any national securities exchange or which is requested or required by any regulatory body which asserts jurisdiction over such party, in which case such party (or parties) shall be allowed to make such disclosure provided that the party (or parties) making such disclosure shall notify the other party (or parties) as promptly as practicable.

            SECTION 7.4. TAX FREE REORGANIZATION. No party shall take any action prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.


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

                                  ARTICLE VIII.

                            CONDITIONS TO THE MERGER

            SECTION 8.1. CONDITIONS TO THE OBLIGATION OF THE COMPANY TO
EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Acquisition Corp. contained in this Agreement that are qualified or limited in any respect as to materiality or Material Adverse Effect shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time other than representations and warranties made as of a specific time (which shall be true and correct as of that time), and Parent and Acquisition Corp. shall have certified to such effect to the Company in writing.

            (b) PERFORMANCE. Parent and Acquisition Corp. shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed and complied with by it prior to or at the Effective Time, and Parent and Acquisition Corp. shall have certified to such effect to the Company in writing.

            (c) OPINION OF COUNSEL. The Company shall have received the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol ("Reboul MacMurray"), counsel to Parent and Acquisition Corp., to the effect set forth in Exhibit H hereto.

            (d) ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by each party thereto other than the Company and the Stockholders and said agreement shall be in full force and effect as of the Closing Date.

            (e) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on Parent.

            (f) COMPLIANCE WITH LAW. There shall be no order, injunction, decree or ruling by any Governmental Agency, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or this Agreement, that would prohibit or render illegal the transactions contemplated by this Agreement.

            (g) CONSENTS, WAIVERS, ETC. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Parent to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have a Material Adverse Effect on Parent. Any waiting period (and any extension thereof) under the Hart-Scott Act applicable to the Merger shall have expired or been terminated.

            (h) SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by the requisite majority of the Stockholders in accordance with applicable law and the by-laws and certificate of incorporation of the Company.

            (i) TAX OPINION. The Company shall have received a written opinion from its tax counsel (Wilson, Sonsini, Goodrich & Rosati, Professional Corporation) in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and such opinion shall not have been withdrawn. The parties to this Agreement will make such representations as are reasonably requested by such counsel for the purpose of rendering such opinion.

            SECTION 8.2. CONDITIONS TO THE OBLIGATION OF PARENT AND ACQUISITION CORP. TO EFFECT THE MERGER. The obligation of Parent and Acquisition Corp. to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Principal Stockholders contained in this Agreement that are qualified or limited in any material respect as to materiality or Material Adverse Effect shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time other than representations and warranties made as of a specific time (which shall be true and correct as of that time), and the Company and the Principal Stockholders shall have certified to such effect to Parent in writing.

            (b) PERFORMANCE. The Company and the Principal Stockholders shall have performed and complied with all agreements and conditions contained herein required to be performed and complied with by them prior to or at the Effective Time, and the Company and the Principal Stockholders shall have certified to such effect to Parent in writing.

            (c) OPINION OF COUNSEL. Parent shall have received the opinion of Wilson, Sonsini, Goodrich and Rosati, P.C., counsel to the Company, to the effect set forth in Exhibit I hereto.

            (d) ANCILLARY AGREEMENTS. With the exception of the Lock-Up Agreements (other than as provided in Section 8.02(o)) and the Intellectual Property Assignment Agreements (other than as provided in
      Section 8.02(j)), each Ancillary Agreement shall have been executed and delivered by each party thereto other than Parent, Acquisition Corp. and each such agreement shall be in full force and effort as of the Closing Date.

            (e) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have occurred any event or change since the date hereof that has a Material Adverse Effect on the Company.

            (f) COMPLIANCE WITH LAW. There shall be no order, injunction, decree or ruling by any Governmental Agency or threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or this Agreement, that would prohibit or render illegal the transactions contemplated by this Agreement.

            (g) CONSENTS, WAIVERS, ETC. The Company shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company to consummate the transactions contemplated hereby. Any waiting period (and any extension thereof) under the Hart-Scott Act applicable to the Merger shall have expired or been terminated.

            (h) SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been approved and adopted by the requisite majority of the Stockholders in accordance with applicable law and the by-laws and certificate of incorporation of the Company.

            (i) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

            (j) EMPLOYEES OF THE COMPANY AND THE SUBSIDIARIES. Each of the Key Company Employees and 90% of the engineers listed on Section 8.02(j) of the Disclosure Schedule (the "Engineers") shall (A) have executed and delivered to Parent (1) a confidentiality agreement on the standard Parent form, which form has previously been approved by the Company and (2) a Noncompete Agreement, and (B) be an employee of the Company or the French Subsidiary as of the Effective Time. Each of the Key Company Employees and 90% of the Engineers shall either (A) have executed and delivered to Parent an Intellectual Property Assignment Agreement or (B) be a French-domiciled employee of the French Subsidiary covered by Articles 113-9 and 611-7 of the French intellectual property code who has not entered into any agreement or arrangement contrary to such provisions.


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

            (k) COMPANY WARRANTS. All of the holders of the Warrants shall have taken all action necessary to exercise such Warrants in accordance with the terms thereof, the Series A Preferred Stock issuable upon such exercise shall have been so issued and all of the Warrants shall have been canceled. All holders of the resulting shares of Series A Preferred Stock shall have taken all action necessary to convert such stock into Company Common Stock in accordance with the terms thereof, the Company Common Stock issuable upon such conversion shall have been so issued and all of the Series A Preferred Stock shall have been canceled.

            (l) AMENDMENT TO COMPANY CHARTER. The holders of the Company Preferred Stock shall have taken all action necessary to amend the Company's Amended and Restated Certificate of Incorporation in accordance with the terms thereof, to delete the last sentence of
      Section 3.3 thereof.

            (m) RESIGNATION OF DIRECTORS. Each member of the Board of Directors of the Company and of each Subsidiary of the Company shall have delivered to Parent an instrument resigning such person's position as of the Effective Time, and each director of the French Subsidiary shall deliver the certificate representing his or her director qualifying share, an ordre de mouvement in respect of such director qualifying share duly endorsed by such director in blank, and any other documentation required pursuant to the laws of France.

            (n) DISSENTING SHAREHOLDERS. The Company shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the Company Common Stock of their intention to exercise rights of dissent under the DGCL.

            (o) LOCK-UP AGREEMENTS. Each Principal Stockholder and each Stockholder of the Company who is not a Company Employee and, after giving effect to the Merger, will beneficially own five thousand (5,000) or more shares of Parent Common Stock, shall have signed a Lock-Up Agreement and each such Lock-up Agreement shall be in full force and effect.

            (p) TAX OPINION. The Parent shall have received a written opinion from its tax counsel (Reboul MacMurray) in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and such opinion shall not have been withdrawn. The parties to this Agreement will make such representations as are reasonably requested by such counsel for the purpose of rendering such opinion.


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

                                   ARTICLE IX.

                           TERMINATION AND ABANDONMENT

            SECTION 9.1. TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders as follows:

            (a) Parent and the Company may terminate this Agreement by mutual written consent of the Board of Directors of each party at any time prior to the Closing;

            (c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to noon New York time on April 24, 2000, that, based upon its due diligence investigation, it believes either (i) that there has occurred or is reasonably likely to occur an event or change of which no officer of Parent who has been directly involved in such due diligence investigation previously had actual knowledge that has had or will reasonably be expected to have a Material Adverse Effect on the Company or (ii) that Parent is reasonably certain that one or more material conditions to Parent's obligation to effect the Merger will not be satisfied on or prior to June 5, 2000, and prior to noon New York time on April 25, 2000, the Company shall not have provided written evidence satisfactory to Parent in its reasonable discretion that no such event or change has occurred or will reasonably be expected to occur or that such condition or conditions is not reasonably certain not to be satisfied, such termination to be effective as of 12:01 p.m. New York time on April 25, 2000.

            (c) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company has (1) either (x) breached in any respect any representation or warranty in this Agreement which is qualified in any material respect as to materiality or (y) has breached in any material respect any other representation, warranty, or covenant contained in this Agreement, (2) Parent has notified the Company of the breach, and (3) the breach has continued without cure for a period of fifteen days after the notice of breach or (B) if the Closing shall not have occurred on or before June 5, 2000, by reason of the failure of any condition precedent under Section
      8.02 hereof (unless the failure results primarily from Parent itself breaching any representation, warranty or covenant contained in this Agreement);

            (d) the Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent has (1) either (x) breached in any respect any representation or warranty in this Agreement which is qualified in any material respect as to materiality or (y) has breached in any material respect any other representation, warranty or covenant contained in this Agreement, (2) the Company has notified Parent of the breach, and (3) the breach has continued without cure for a period of fifteen days after the


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

      notice of breach or (B) if the Closing shall not have occurred on or before June 5, 2000, by reason of the failure of any condition precedent under Section 8.01 hereof (unless the failure results primarily from the Company itself breaching any representation, warranty or covenant contained in this Agreement);

            (e) either Parent or the Company may terminate this Agreement by giving written notice to the other at any time prior to the Effective Time if a permanent injunction or other order by any United States or French federal, provincial or state court shall have been issued and shall have become final and nonappealable that would (i) make illegal or otherwise restrain or prohibit the consummation of the Merger, (ii) prohibit Parent's direct or indirect ownership or operation of all or any material portion of the business or assets of the Company or any of the Subsidiaries or (iii) compel Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or any of the Subsidiaries.

            SECTION 9.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 9.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; provided, further, that the provisions of Sections 7.03(c), 9.02, 11.01(a), 11.07, 11.09,
11.10 and 11.12 shall remain in full force and effect and survive the termination of this Agreement.

                                   ARTICLE X.

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            SECTION 10.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Effective Time for a period of one year.

            SECTION 10.2. GENERAL INDEMNITY. Subject to the terms and conditions of this Article X and pursuant to the terms and provisions set forth in the Escrow Agreement, the Stockholders, jointly and severally, shall indemnify, defend and hold the Company, Parent and their respective Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively "Parent Indemnified Persons") harmless from and against all Damages (as defined in the Escrow Agreement).

            SECTION 10.3. EXCLUSIVE REMEDY; FRAUD. After the Closing, the rights of the Parent Indemnified Persons under this Article X and the Escrow Agreement shall be the exclusive remedy of the Parent Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, except that such limitation shall not apply to limit the liability of any indemnifying party for fraud by such indemnifying party. Notwithstanding the foregoing, in no event shall the Company or any of the Stockholders be liable for, and in no event shall Parent or any other Person be entitled to any distribution from the Escrow Fund resulting from facts or circumstances actually known by Parent or such Person on or prior to the Closing.


                                   ARTICLE XI.

                                  MISCELLANEOUS

            SECTION 11.1.  EXPENSES, ETC.

            (a) Whether or not the transactions contemplated by this Agreement are consummated, neither the Company or the Principal Stockholders, on the one hand, nor Parent and Acquisition Corp., on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts (collectively, the "Transaction Expenses"), and Parent shall pay all such Transaction Expenses incurred by Acquisition Corp.

            (b) The Company and the Principal Stockholders represent and warrant that the total of all Transaction Expenses incurred and to be incurred by the Company and its Subsidiaries (collectively, the "Company Transaction Expenses") shall not exceed $500,000. If and to the extent that the Company Transaction Expenses exceed $500,000, the amount of such excess shall be deducted from the consideration provided for in Section 3.01(a)(i) of this Agreement.

            SECTION 11.2. EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 11.3. NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

            If to Parent to:

                  GlobeSpan, Inc.
                  100 Schulz Drive
                  Red Bank, NJ 07701
                  Telecopy Number: (732) 345-7556
                  Attention: Bob McMullan
                             Niall Bartlett with copies to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Telecopy Number: (212) 841-5725
                  Attention: Jonathan P. Cramer, Esq.

            If to the Company, to:

                  T.sqware, Inc.
                  2350 Mission College Blvd.
                  Suite 1140
                  Santa Clara, CA 95054
                  Telecopy Number: (408) 327-5999
                  Attention: Michel Desbard

            with a copy to:

                  Wilson, Sonsini, Goodrich & Rosati, PC
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Telecopy Number: (650) 493-9300
                  Attention:  John Fore, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

            SECTION 11.4. WAIVERS. The Company, on the one hand, and Parent and Acquisition Corp., on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            SECTION 11.5. AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time; PROVIDED that after receipt of Stockholder approval of the Agreement, there shall be no amendment that by law requires further approval by the Stockholders without the further approval of such Stockholders. Any such instrument must be in writing and signed by all of the parties hereto.

            SECTION 11.6. ENTIRE AGREEMENT. This Agreement and its Schedules and Exhibits, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. As used herein, the "knowledge" of the Company shall refer to the knowledge of each executive officer of the Company and each of the Subsidiaries and, to the extent not included in such group, Messrs. Michel Desbard, Cesar Douady and Alain Fanet. An individual (including, without limitation, a Principal Stockholder) will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter.

            SECTION 11.7. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

            SECTION 11.8. BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 11.9. ASSIGNABILITY. Neither this Agreement, any of the Ancillary Agreements nor any of the parties' rights hereunder or thereunder shall be assignable by any party hereto prior to the Effective Time without the prior written consent of the other parties hereto, except that Acquisition Corp. may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to the Parent or to any direct or indirect wholly-owned subsidiaries of the Parent. After the Effective Time, no assignment shall operate to release the original parties hereto.

            SECTION 11.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

            SECTION 11.11. NO THIRD PARTY BENEFICIARIES. Except for the provisions of Article X relating to indemnification (and Section 7.02(i) relating to registration rights), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 11.12. CONSENT TO JURISDICTION. All judicial proceedings brought against any Principal Stockholder arising out or relating to this Agreement or any Ancillary Agreement, or any obligation thereunder, may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By executing and delivering this Agreement, each Principal Stockholder irrevocably: (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts; waives any defense of FORUM NON CONVENIENS; (ii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Parent at the address specified in this Agreement; (iii) agrees that service as provided in clause (ii) above is sufficient to confer personal jurisdiction over the Principal Stockholder in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (iv) agrees that the Parent retains the right to serve process in any other manner permitted by law or to brig proceedings against the Principal Stockholders in the courts of any other jurisdiction; and (v) agrees that the provisions of this Section 11.12 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law Section 5-1402 or otherwise.

                 [Remainder of page left intentionally blank]










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

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.



                                    GLOBESPAN, INC.


                                    By
                                       -----------------------------------------
                                    Name:
                                    Title:



                                    NEEDLES ACQUISITION CORP.


                                    By
                                       -----------------------------------------
                                    Name:
                                    Title:



                                    T.SQWARE, INC.


                                    By
                                       -----------------------------------------
                                    Name:
                                    Title: